QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on July 21, 2003

Registration No. 333-    •

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DIVERSIFIED BIOTECH HOLDINGS CORPORATION

(Exact name of small business issuer as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6211 (Primary standard industrial classification code number)	52-2158952 (I.R.S. Employer Identification No.)

500 Fifth Avenue, 56th Floor
New York, NY 10110
(212) 739-7700

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Scott L. Mathis
Chief Executive Officer and Chairman
500 Fifth Avenue, 56th Floor
New York, NY 10110
(212) 739-7700

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard A. Friedman, Esq. Gregory Sichenzia, Esq. Sichenzia Ross Friedman Ference LLP 1065 Avenue of the Americas New York, New York 10018 (212) 930-9700	Eric S. Hutner, Esq. Law Offices of Eric S. Hutner & Associates 1065 Avenue of the Americas, Suite 2100 New York, New York 10018 (212) 391-9535

Approximate date of proposed sale to public:
As soon as practicable after this registration statement becomes effective.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $.01 per share ("Common Stock")	2,875,000	$6.00	$17,250,000	$1,587.00

Common Stock underlying underwriter's warrant	250,000	$6.00	$1,500,000	$138.00

Underwriter's warrant	1	$10.00	$10.00	N/A (2)

Total Registration Fee				$1,725.00

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933, as amended.

(2)
In accordance with Rule 457, no separate registration fee is required.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED JULY 21, 2003

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

DIVERSIFIED BIOTECH HOLDINGS CORPORATION

[LOGO]

2,500,000 Shares of Common Stock

        This is our initial public offering of shares of common stock. All of the 2,500,000 shares of common stock are being issued by Diversified Biotech Holdings Corporation. Our wholly-owned subsidiary, InvestPrivate, Inc., will participate in this offering as an underwriter.

        Prior to this offering, there has been no public market for our common stock. The shares of common stock are being offered at a price no greater than the maximum price recommended by             , a qualified independent underwriter. We estimate that the initial public offering price will be between $4.00 and $6.00 per share. We intend to apply for listing on The American Stock Exchange under the symbol "DBH."

        The underwriters have a 45 day option to purchase an additional 375,000 shares of our common stock, at the offering price less discounts, to cover any over-allotments.

        Your investment in our shares of common stock involves a high degree of risk. Before investing in our common stock, you should consider carefully the risks described under "Risk Factors" beginning on page 5.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is complete or accurate. Any representation to the contrary is a criminal offense.

The Offering	Per Share(1)	Total
Public offering price	$5.00	$12,500,000
Underwriting discounts	$0.50	$1,250,000
Proceeds to the Company(2)	$4.50	$11,250,000

(1)
Based upon a proposed initial public offering of $5.00 per share.

(2)
Before deducting other expenses of this offering which we estimate to be $1,100,000.

        The underwriters expect to deliver the shares in New York, New York on or about            , 2003.

INVESTPRIVATE, INC.

The date of this prospectus is                        , 2003

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. The information in this document may not be accurate after the date of this document.

Prospectus Summary

        The following summary highlights selected information contained in this prospectus.    Before making an investment decision, you should read this entire prospectus carefully, especially the "Risk Factors" section, and the financial statements and the notes.

Diversified Biotech Holdings Corporation

        We were formed to participate in the biotechnology industry. We have created a number of separate but related businesses, together with an infrastructure that we believe is positioned to capitalize on biotechnology opportunities. Our operations draw on the knowledge and expertise of our Scientific Advisory Board, a group of advisors who serve as our link to the biotechnology industry.

        Through InvestBio, Inc., our majority-owned subsidiary, InvestPrivate, Inc., our wholly-owned subsidiary, and divisions, we are currently operating several businesses, some of which have recently commenced operations and have not yet begun to generate significant revenues. The majority of our revenues are currently generated by InvestPrivate, Inc. The following is a description of our subsidiaries and divisions:

  •
  InvestBio PRO (Publishing): We offer InvestBio PRO, a multi-faceted product that includes: InvestBio Report, a publication that provides biotech information relating both to medical and health issues and investment opportunities; InvestBio Stock Letter, a newsletter that focuses more comprehensively on specific biotech companies; and InvestBio Alerts, investment updates delivered by email. Much of the investment material is presented in terms designed to be easily understood by a non-medical, non-scientific readership, and is supplied by Dr. Ron Garren who serves as Managing Director and Chief Biotechnology Strategist of InvestBio, Inc.

  •
  DBGI Advisors, Inc.: DBGI Advisors, Inc., a wholly-owned subsidiary of InvestBio, Inc., is registered as an Investment Advisor under the Investment Advisers Act of 1940 and manages the investments in the InvestBio Opportunity Fund's portfolio and administers its affairs.

  •
  InvestBio Opportunity Fund: The InvestBio Opportunity Fund is a biotechnology-oriented mutual fund. Our subsidiary, DBGI Advisors, Inc., is the investment advisor, and BioPharma Capital Limited, a United Kingdom company, serves as sub adviser to the fund and manages the day-to-day activities of the fund, including investments. InvestPrivate, Inc., our brokerage unit, is the principal distributor of the fund's shares. The fund commenced operations in October 2002.

  •
  InvestBio Ventures: Through InvestBio Ventures, we invest directly in biotechnology companies. We also facilitate the creation of investment vehicles which enable a select group of high net worth individuals to invest with us and other institutional investors. Through the use of this type of investment vehicle, we are able to generate origination/management fees and also become entitled to a percentage of investment profits, if any, without undertaking any additional capital risk.

  •
  InvestBio Hedge Fund: We formed InvestBio Partners, L.P., to operate a hedge fund. The investment objective of the hedge fund is to achieve superior capital appreciation, relative to the risks assumed, by investing in a portfolio comprised primarily of publicly-traded biotechnology and life sciences securities. The general partner of the hedge fund, which is a wholly-owned subsidiary of InvestBio, Inc., will earn a management fee based on total funds invested in the hedge fund, and will also be entitled to a performance-based allocation of 20% of the aggregate net realized and unrealized profits of the Partnership for each calendar quarter, subject to certain limitations.

  •
  InvestBio Research: Our subsidiary, InvestBio, Inc., employs research analysts who generate independent proprietary research concerning biotechnology companies. This research is available for purchase through several third party distributors.

  •
  InvestBio Consulting: We intend to operate a consulting unit that provides advice and assistance to emerging biotechnology companies.

  •
  InvestBio Investments: To the extent permissible under applicable law and regulations, we will invest in publicly traded securities of biotechnology companies, either directly or through our mutual fund, to maintain exposure to this part of the biotechnology market and to take advantage of investment opportunities that management believes are attractive.

  •
  InvestPrivate, Inc., a registered broker-dealer: Our wholly-owned subsidiary, InvestPrivate, Inc., is a broker-dealer registered with the Securities and Exchange Commission and a member of the National Association of Securities Dealers, Inc. This subsidiary engages in private equity transactions, engages in traditional retail commission-based business, was recently authorized to participate in public offerings, and serves as the principal distributor of InvestBio Opportunity Fund. InvestPrivate, Inc. is currently licensed to do business in 45 states.

        Diversified Biotech Holdings Corporation is a Delaware corporation. Our offices are located at 500 Fifth Avenue, 56th flr., New York, New York 10110. Our telephone number is 212-739-7700.

The Offering

Shares Outstanding	We have 9,822,659 shares of common stock outstanding prior to this offering.
Shares Offered
We are offering 2,500,000 shares of our common stock. Upon completion of the offering there will be 12,322,659 shares of common stock outstanding. We have granted the underwriters of this offering a 45-day option to purchase 375,000 shares of common stock to cover any over-allotments.
Use of Proceeds	We intend to use the net proceeds of this offering for acquisitions, marketing, InvestBio, Inc. expansion, investment and operating expenses purposes.
Proposed Trading Symbol	We intend to apply for the listing of our common stock on The American Stock Exchange under the proposed symbol "DBH."

        Shares to be outstanding after this offering excludes:

  •
  up to 375,000 shares issuable upon exercise of the over-allotment option.

  •
  up to 250,000 shares issuable upon exercise of the underwriters' warrants.

  •
  up to 3,140,939 shares issuable upon the exercise of options of which 1,737,934 are vested between $1.10 and $5.50 per share.

  •
  up to 268,316 shares issuable upon outstanding warrants exercisable between $2.50 and $5.00 per share.

        Unless otherwise indicated, all information contained in this prospectus assumes:

  •
  the underwriter has not exercised its over-allotment option.

  •
  a public offering price of $5.00 per share.

Summary Selected Financial Data and Pro Forma Financial Data

        The summary financial data set forth below has been derived from our audited and unaudited financial statements included in this prospectus beginning on page F-1.

	Year Ended December 31,		Quarter Ended March 31,
	2002	2001	2003	2002
			(Unaudited)	(Unaudited)
Statements of Operations Data:
Revenues	$1,603,972	$2,740,727	$668,840	$154,562
Selling, general and administrative expenses	9,011,272	5,777,024	1,909,040	2,113,767
Loss before income taxes	(7,407,300)	(3,036,297)	(1,240,200)	(1,959,205)
Minority Interest in operations	999,057	(8,219)	188,930	352,491
Income taxes	0	0	0	0
Net Loss	$(6,408,243)	$(3,044,516)	$(1,051,270)	$(1,606,714)
Basic and diluted loss per share	$(0.77)	$(0.43)	$(0.11)	$(0.20)
Weighted average number of common shares outstanding	8,368,314	7,129,931	9,536,875	8,216,928
	As of March 31, 2003
	Actual	As Adjusted
	(Unaudited)	(Unaudited)
Balance Sheets Data:
Cash and cash equivalents	$1,531,076	$11,681,076
Total assets	$4,623,160	$14,773,160
Long-term obligations, less current portion	$0	$0
Minority Interest	$812,495	$812,495
Shareholders' equity	$3,360,578	$13,510,578

        The numbers in the column captioned "As Adjusted" under the heading "As of March 31, 2003" have been adjusted to reflect our sale of 2,500,000 shares of common stock at an assumed public offering price of $5.00 per share, less commissions and other offering related expenses, estimated to be $2,350,000, for net proceeds of $10,150,000.

Risk Factors

        You should carefully consider the following risks, as well as other information contained in this prospectus, before investing in shares of our common stock. If any of the following risks actually occur, our business could be harmed. In that case, the trading price of our common stock could decline, and you might lose all or part of your investment. You should refer to the information set forth in this prospectus and our financial statements and the related notes included elsewhere in this prospectus.

Risks Related to Our Businesses and Industry

We have a limited operating history, limited working capital, accumulated deficits and continuing losses which could hinder our value or our ability to obtain additional capital, if needed.

        We commenced operations in April 1999 and have incurred losses through the date of this prospectus. For the period ended December 31, 2002 and the year ended December 31, 2001, we incurred losses of $6,408,243 and $3,044,516, respectively. For the three months ended March 31, 2003 we incurred losses of $1,051,270 compared to $1,606,714 for the three months ended March 31, 2002. At March 31, 2003, we had an accumulated deficit of $15,015,689. We cannot predict whether we will be able to achieve or sustain revenue growth, profitability or positive cash flow in the future. These historical financial losses and financial condition could make it more difficult for us to obtain financing in the future or could reduce the value the market places on our common stock. See the Financial Statements commencing on page F-1.

Our independent auditors have expressed doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

        In their report dated March 19, 2003, Hays & Company LLP our independent auditors stated that our financial statements for the years ended December 31, 2002 and December 31, 2001 were prepared assuming that we would continue as a going concern. The independent auditors noted that we have incurred significant recurring losses from operations and negative operating cash flows. As a result of the going concern emphasis, we may find it much more difficult to obtain financing in the future, if required. Further, any financing we do obtain may be on less favorable terms.

The biotechnology industry generally, and biotechnology investing in particular, are extremely volatile and subject to greater than average investment risk.

        The biotechnology industry is extremely volatile. This results from the fact that companies in this industry are subject to numerous risks, some of which are:

  •
  rapidly changing science and technologies;

  •
  patent considerations;

  •
  products that may quickly become obsolete;

  •
  exposure to a high degree of federal, state and foreign government regulation (including the U.S. Food and Drug Administration and the U.S. Environmental Protection Agency) which can lead to or result in the failure to secure, or unanticipated delays in securing, regulatory approvals;

  •
  scarcity of management, technical, scientific, research and marketing personnel with appropriate training;

  •
  the possibility of lawsuits related to patents and intellectual property; and

  •
  intense competition.

Influenced by these factors, individual company prospects, and thus company valuations, can fluctuate dramatically, a condition that may be exacerbated by changing investor sentiment with regard to such investments and public sentiment with respect to biotechnology in general. These factors may inhibit the development of the biotechnology industry and its products and services, and therefore could adversely affect securities prices and industry opportunities, all of which could harm our financial results and prospects.

We have a limited operating history upon which you may evaluate us.

        We commenced operations in mid-1999, InvestPrivate, Inc. became a registered brokerage firm in mid-2000, and we launched our InvestBio businesses in mid-2001. As such, we do not have a substantial operational history. For example, we have not yet begun to collect significant fees from InvestBio PRO, and our ability to collect significant revenues from this product is not certain. It is also difficult to project if and when demand for our consulting services will start to yield significant revenues. In light of that, and in light of the uncertain nature of the markets in which we operate, it is difficult to predict future results of operations, and as such the merits of investing in our common stock. Our business and prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by companies in the early stages of operations and development. These risks include the public's failure to embrace our business model, the failure to continue to develop our name recognition and reputation, increased competition, and our inability to attract, retain and motivate highly qualified employees. While these risks can affect any business, they are particularly relevant to new companies, like ours, which do not have a firmly established reputation or a large customer base. If we are not successful in addressing these risks, our business and financial condition will be harmed, requiring us to curtail or cease operations.

Our strategy of expanding our business through acquisitions of other businesses presents special risks.

        We intend to continue to expand our business in certain areas through the acquisition of businesses, products and services from other businesses. Acquisitions involve a number of special problems, including:

  •
  difficulty integrating acquired operations and personnel with the existing businesses;

  •
  diversion of management attention in connection with both negotiating the acquisitions and integrating the assets;

  •
  strain on managerial and operational resources as management tries to oversee larger operations;

  •
  the funding requirements for acquired companies may be significant;

  •
  exposure to unforeseen liabilities of acquired companies;

  •
  increased risk of costly and time-consuming litigation, including stockholder lawsuits;

  •
  potential issuance of securities in connection with an acquisition with rights that are superior to the rights of holders of our common stock, or which may have a dilutive effect on the common stockholders;

  •
  the need to incur additional debt or use cash; and

  •
  the requirement to record potentially significant additional future operating costs for the amortization of intangible assets.

        We have no present commitments, understandings or agreements for any acquisitions, and there can be no assurance that we will be successful in consummating any acquisition transactions. If, however, we are successful in consummating an acquisition transaction, we may not be able to successfully address the problems set forth above. Moreover, our future operating results will depend to a significant degree on our ability to successfully integrate acquisitions and manage operations while also controlling expenses and cash burn.

Because part of our business contemplates making various investments in biotechnology companies, InvestBio, Inc. (or a subsidiary) may be required to register under the Investment Company Act of 1940, and this could limit the nature, scope and profitability of our operations.

        Part of our business model anticipates that we will commit some portion of our capital to investments in biotechnology companies. Our investments in public and private equity may constitute investment securities under the Investment Company Act of 1940. At a certain point, the extent of these investments could trigger the obligation to register as an investment company with the Securities and Exchange Commission.

        Registration as an investment company would increase the cost of doing business, could limit the scope, nature and flexibility of our business operations, and could have a material adverse effect on the income potential of our business. Moreover, if we were deemed to be an investment company, we would be prohibited from engaging in business or issuing securities as we have in the past and might be subject to civil and criminal penalties for noncompliance. In addition, certain of our contracts might be voidable, and a court-appointed receiver could take control of us and liquidate our business.

        We may incur significant costs to avoid investment company status and may suffer other adverse consequences if deemed to be an investment company. For example, if our investment securities exceeded 40% of its total assets, we would have to attempt to reduce our investment securities as a percentage of our total assets unless an exclusion or safe harbor were available. This reduction can be attempted in a number of ways, including the disposition of investment securities and the acquisition of non-investment security assets. If we were required to sell investment securities, we may sell them sooner than we otherwise would. These sales may be at depressed prices and we may never realize anticipated benefits from, or may incur losses on, these investments. We may be unable to sell some investments due to contractual or legal restrictions or the inability to locate a suitable buyer. Moreover, we may incur tax liabilities when selling assets.

Our strategy depends in part on the success of the companies that we may invest in, and we have little influence or control over the operation of these companies.

        In focusing on the biotechnology sector, we run the risks associated with investing in an extremely volatile sector of the stock market. For many of the companies in this sector, volatility in their stock prices is likely to be magnified because such companies are often small (and smaller companies generally are more volatile than larger companies), because of the effect patent considerations and developments can have on a company's prospects, because of government regulation, because of intense competition, and because they may not keep up with rapid technological change and products may become quickly obsolescent. As such, at least to the extent we develop the merchant banking and venture capital business, our financial performance will be dependent on the success of these companies. If these companies, which we do not control and over which we generally have little influence, do not succeed, our business will suffer materially.

The intensifying competition we face from both established and recently formed entities may adversely affect our future revenues and profitability.

        We expect to encounter intense competition in all aspects of our business, and we expect this competition to increase. While we are attempting to carve out a niche in the biotechnology area, other firms are also developing this concept and still others are likely to do so in the future. Many of our competitors are large, well-capitalized companies that have the size, capital and market presence to compete effectively with us in all aspects of our business. In addition, competition for brokers, clients and client assets in the securities business is always competitive, and is especially today. Further, we face competition in connection with our private placement offerings, both from Internet-based firms and traditional investment banking firms (including Internet-based general brokerage firms) who have begun to get more active and competitive in this area as well. Many of these investment banking and brokerage firms are well-established, are far better capitalized and staffed than we are, and have much larger, established customer bases than we do.

Risks Related To Our Brokerage Business

We may be subject to lawsuits, losses and liabilities in the course of business which could prove costly to defend or resolve.

        There is risk of litigation in conducting a securities business. These risks include potential liability violations under federal and state securities and other laws for allegedly false or misleading statements made in connection with securities offerings, mutual fund offerings or other financial transactions. The amount of damages claimed in lawsuits against financial intermediaries is increasing. We also face the possibility that customers or counterparties will claim that we improperly failed to apprise them of applicable risks or that they were not authorized or permitted under applicable corporate or regulatory requirements to enter into transactions with us and that their obligations to us are not enforceable. We may incur significant legal expenses in defending against litigation or a regulatory violation action against us could harm our financial condition.

        InvestPrivate, Inc. is currently named as a respondent in three NASD arbitrations and one New York state court action. The claimants and plaintiff seek an aggregate of approximately $5,000,000 in damages. See the Legal Proceeding section for a complete description of these proceedings.

We may not be able to keep up in a cost-effective way with rapid technological change.

        Traditional and online financial services industries are characterized by rapid technological change, changes in customer requirements, frequent new service and product introductions and enhancements and evolving industry standards. Our future success will depend, in part, on our ability to develop technologies and enhance our existing services and products. We must also develop new services and products that address the increasingly sophisticated and varied needs of our customers and prospective customers. We must respond to technological advances and evolving industry standards and practices on a timely and cost-effective basis. The development and enhancement of services and products entails significant technical and financial risks. We may fail to:

  •
  use new technologies effectively;

  •
  adapt services and products to evolving industry standards; or

  •
  develop, introduce and market service and product enhancements or new services and products.

In addition, we may experience difficulties that could delay or prevent the successful development, introduction or marketing of our services and products, and our new service and product enhancements may not achieve market acceptance. If we encounter these problems, our business, financial condition and operating results will be harmed.

The securities industry in which we will operate is heavily regulated by the Securities and Exchange Commission, state regulators, and the National Association of Securities Dealers. If we fail to comply with applicable laws and regulations, we may face penalties or other sanctions that may be detrimental to our business.

        The securities industry in the United States is subject to extensive regulation under both federal and state laws. Broker-dealers are subject to regulations covering all aspects of the securities business, including:

  •
  sales methods;

  •
  trade practices among broker-dealers;

  •
  use and safekeeping of customers' funds and securities;

  •
  capital structure;

  •
  record keeping;

  •
  conduct of directors, officers, and employees; and

  •
  supervision of employees, particularly those in branch offices.

The principal purpose of regulation and discipline of broker-dealers is the protection of customers and the securities markets, rather than protection of creditors and stockholders of broker-dealers.

        Uncertainty regarding the application or violation of these laws and other regulations to our business may adversely affect the viability and profitability of our business. The Securities and Exchange Commission, the National Association of Securities Dealers, other self-regulatory organizations and state securities commissions can censure, fine, issue cease-and-desist orders, or suspend or expel a broker-dealer or any of its officers or employees. Our ability to comply with all applicable laws and rules is largely dependent on our establishment and maintenance of a compliance system to ensure such compliance, as well as our ability to attract and retain qualified compliance personnel. We could be subject to disciplinary or other actions due to claimed noncompliance in the future, and the imposition of any material penalties or orders on us could have a material adverse effect on our business, operating results and financial condition. In addition, it is possible that noncompliance could subject us to future civil lawsuits, the outcome of which could harm our business.

        In addition, our mode of operation and profitability may be directly affected by:

  •
  additional legislation;

  •
  changes in rules promulgated by the Securities and Exchange Commission, state regulators, the National Association of Securities Dealers, and other regulatory and self-regulatory organizations; and

  •
  changes in the interpretation or enforcement of existing laws and rules.

The failure to remain in compliance with the Net Capital Rule would adversely affect our ability to continue to operate as a broker-dealer.

        The Securities and Exchange Commission, the National Association of Securities Dealers and various other regulatory agencies have stringent rules with respect to the maintenance of specific levels of net capital by securities brokers, including the SEC's Uniform Net Capital Rule. Net capital is the net worth of a broker or dealer (assets minus liabilities), less certain deductions that result from excluding assets that are not readily convertible into cash and from conservatively valuing certain other assets. Failure to maintain the required net capital may subject a firm to suspension or revocation of registration by the SEC and suspension or expulsion by the National Association of Securities Dealers and other regulatory bodies and ultimately could require the firm's liquidation. In addition, a change in the net capital rules, the imposition of new rules or any unusually large charge against net capital could limit those aspects of our contemplated operations that require the intensive use of capital, such as trading activities and the financing of customer account balances. A significant operating loss or any unusually large charge against net capital could adversely affect our ability to operate and/or expand, which could have a material adverse effect on our business, financial condition and operating results.

        At December 31, 2000, the Company had a negative net capital, which is a violation of SEC rules. Upon realization of this situation, the Company took action to immediately re-establish full compliance with net capital requirements. Thus, while the Company presently is in compliance with net capital requirements, there can be no assurance that we will not fall below minimum net capital requirements in the future. In addition, the NASD is currently reviewing our internal records to determine if we failed to take appropriate action with respect to our net capital deficiency in 2000. Any enforcement action or sanction resulting from this process could have a material adverse affect on our operations and/or financial results.

The failure of brokerage customers to meet their margin requirements could result in significant liabilities.

        Our brokerage business is subject to risks related to defaults by our customers in paying for securities they have agreed to purchase and deliver securities they have agreed to sell. Fiserv Securities, Inc., our clearing firm, may make margin loans to our customers in connection with their purchase of securities. We are required by contract to indemnify Fiserv for, among other things, any loss or expense incurred due to defaults by our customers in failing to repay margin loans or to maintain adequate collateral for those loans. We will be subject to risks inherent in extending credit, especially during periods of rapidly declining markets or in connection with the purchase of highly volatile stocks which could lead to a higher risk of customer defaults. Such defaults could lead to significant liabilities for us.

We may incur losses associated with trading activities.

        Our securities trading subjects our capital to significant risks, including market, credit, leverage, counter-party and liquidity risks. These activities often involve the purchase, sale or short sale of securities as principal in markets that may be characterized by relative illiquidity or that may be particularly susceptible to rapid fluctuations in liquidity and price. Sudden sharp declines in market values of securities can result in illiquid markets and the failure of issuers and counter parties to perform their obligations, as well as increases in claims and litigation. In such markets, we may incur reduced revenues or losses in our trading activities. If any of the above mentioned risks occur, we will suffer losses that may lead us to curtail our operations.

Other Risks Related To This Offering

Existing shareholders will continue to have control over us after the Offering.

        Following the completion of this offering (but excluding the potential over-allotment), our CEO and Chairman, Scott Mathis, will own approximately 30.48% of our outstanding common stock (excluding all unexercised warrants and options), and will control voting rights with respect to an additional 3.13%. As such, Mr. Mathis will be able to exert significant control over all of our decisions and operations, including the election of directors and significant corporate transactions, such as mergers or other business combination transactions. Therefore, persons purchasing shares of common stock, individually or collectively, will have little effective influence over the management of Diversified Biotech Holdings Corporation.

The offering share price of our common stock does not necessarily bear any relationship to our assets, book value or financial condition because it has been arbitrarily determined.

        The offering share price of our common stock does not necessarily bear any relationship to our assets, book value or financial condition because it has been arbitrarily determined by negotiations between us and the underwriters. It should be noted that we wholly own the underwriter, InvestPrivate, Inc. Under the NASD rules, when a member of the NASD, such as InvestPrivate, Inc., participates in the public distribution of securities of an affiliate, as defined in the NASD rules, the public offering price can be no higher than that recommended by a qualified independent underwriter. Accordingly, the shares of common stock are being offered at a price no higher than that recommended by a qualified independent underwriter.

Investors will experience immediate and substantial dilution of our common stock's book value.

        If you purchase our shares of common stock in this offering, the net tangible book value of the common stock will experience immediate and substantial dilution. We would have a net tangible book value of approximately $1.10 per share so that persons purchasing shares of common stock in this offering would suffer an immediate dilution of $3.90 per share or 78.07% from the assumed offering price of $5.00 per share. See "Dilution."

Our offering may not be successful because our underwriters lack experience.

        Our offering may not be successful because our underwriters lack experience. InvestPrivate, Inc. commenced operations as a broker-dealer in mid-2000. Prior to this offering, InvestPrivate has not acted as underwriter of any other public offering. Therefore, InvestPrivate has no experience as a manager, co-manager or underwriter of public offerings of securities. The underwriters are required to make an independent investigation reasonably calculated to reveal all facts pertinent to a prudent investor regarding us and the price of the common stock. Accordingly, this offering or the subsequent development, if any, of a trading market for our common stock may not be successful.

Use Of Proceeds

        Based on an assumed initial public offering price of $5.00 per share, we estimate that our net proceeds from the sale of the shares offered hereby will be approximately $10,150,000 after deducting estimated underwriting discounts and non-accountable expenses of $1,625,000, and other estimated offering expenses offering expenses of $725,000. If the underwriters exercise their over-allotment option in full, our net proceeds from the sale of the shares offered hereby will be approximately $11,750,000 after deducting estimated underwriting discounts and non-accountable expenses of $1,868,750, and other estimated offering expenses offering expenses of $756,250. We expect to use the net proceeds of this offering for the following purposes:

	Amount	Percentage
Acquisitions, content licensing and collaborative ventures	$3,045,000	30%
InvetBio, Inc. & InvestPrivate, Inc. Marketing	2,537,500	25%
InvestBio, Inc. business expansion	2,030,000	20%
Investments	507,500	5%
General operating expenses	2,030,000	20%
Net Proceeds	$10,150,000	100%

        We expect to use approximately $3,045,000 of net proceeds for acquisitions, content licensing and collaborative ventures, which includes third party vendor integration and new business start-up expenses. We routinely evaluate potential acquisitions of businesses and or product lines that would compliment or expand our business or further our strategic goals. We do not have any current plans, agreements or commitments for any such transaction.

        We expect to use approximately $2,537,500 for marketing purposes, which will include, online marketing programs, corporate sponsorships and events for InvestBio, Inc. and InvestPrivate, Inc. To the extent that funds are used for InvestBio, Inc., such funds will either be loaned to InvestBio, Inc. or will be used to purchase additional equity of InvestBio, Inc.

        We expect to use approximately $2,030,000 for business expansion of InvestBio, Inc., which includes new mutual fund opportunities, products and services. As stated above, to the extent that funds are used for InvestBio, Inc., such funds will either be loaned to InvestBio, Inc. or will be used to purchase additional equity of InvestBio, Inc.

        We expect to use approximately $507,500 for investments, which include biotechnology investing opportunities. We routinely evaluate potential investment opportunities; however, we do not currently have any plans, agreements or commitments for any such transaction.

        The remaining $2,030,000 of proceeds will be used for general operating expenses consisting primarily of corporate salaries, including one time success bonuses to Ronald Robbins, Tim Holderbaum and Donald Geraghty in the amounts of $101,500, $101,500 and $20,000, respectively, as well as for insurance, professional fees, and other general expenses. Any proceeds from the exercise of the option we granted to the underwriters to purchase additional shares of common stock from us will be used for general operating expenses.

        We will retain broad discretion in the allocation of the net proceeds of this offering within the categories listed above. We may also use portions of the net proceeds for other purposes. The amount actually expended and their uses will depend on a number of factors, including the amount of our future revenues and the other factors described under "Risk Factors."

        Pending use, we intend to invest the net proceeds of this offering in interest bearing bank accounts, short-term interest bearing investment grade securities or similar quality investments. Based upon our current operating plan, we anticipate that cash flow from operations, together with the net proceeds of this offering, will be sufficient to satisfy our operating capital requirements for at least 12 months after this offering.

Dividend Policy

        We have not paid any cash dividends on our common stock and we currently intend to retain any future earnings to fund the development and growth of our business. Any future determination to pay dividends on our common stock will depend upon our results of operations, financial condition and capital requirements, applicable restrictions under any credit facilities or other contractual arrangements and such other factors deemed relevant by our Board of Directors.

Dilution

        As of March 31, 2003, our net tangible book value was $3,360,578 or $0.34 per share of common stock. Net tangible book value per share is determined by dividing a company's tangible net worth (total assets, net of intangible assets, less total liabilities) by the number of outstanding common shares. Our pro forma net tangible book value as of March 31, 2003 would have been approximately $13,510,578 or $1.10 per share, without taking into account any change in our net tangible book value after March 31, 2003 and after deducting underwriting discounts and commissions, the underwriter's non-accountable expense allowance and other estimated offering expenses. This represents an immediate increase in the net tangible book value of $0.76 per share to existing shareholders and an immediate dilution of $3.90 per share to new investors. The following table illustrates this per share dilution:

Assumed public offering price per share		$5.00
Net tangible book value per share as of March 31, 2003	$0.34
Increase per share attributable to this offering	$0.76
Pro forma net tangible book value per share after this offering		$1.10
Dilution to new investors		$3.90	78.07%

        The following table sets forth the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by the existing shareholders and by new investors in this offering on a pro forma basis as of March 31, 2003.

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
Existing shareholders	9,822,659	79.71	14,526,767	53.75	1.48
New investors	2,500,000	20.29	12,500,000	46.25	5.00

Total	12,322,659	100.00	27,026,767	100.00	2.19

        Shares to be outstanding after this offering excludes:

  •
  up to 375,000 shares issuable upon exercise of the over-allotment option.

  •
  up to 250,000 shares issuable upon exercise of the underwriters' warrants.

  •
  up to 3,140,939 shares issuable upon the exercise of options of which 1,737,934 are vested between $1.10 and $5.50 per share.

  •
  up to 268,316 shares issuable upon outstanding warrants exercisable between $2.50 and $5.00 per share.

        Unless otherwise indicated, all information contained in this prospectus assumes:

  •
  the underwriter has not exercised its over-allotment option.

  •
  a public offering price of $5.00 per share.

Capitalization

        The following table summarizes our long-term obligations and capitalization as of March 31, 2003 and as adjusted as of that date to reflect our sale of 2,500,000 shares of common stock and our application of the estimated net proceeds, and after deducting the underwriting discounts and our estimated offering expenses. The information in the table assumes an initial public offering price of $5.00 per share. The information in the table should be read in conjunction with the more detailed consolidated financial statements and notes presented elsewhere in this prospectus.

	March 31, 2003
	Actual	As Adjusted
Long-term obligations, less current portion	$0	$0

Minority Interest	812,495	812,495

Shareholders' equity:
Common stock, $.01 par value, 20,000,000 shares authorized, 9,822,659 shares issued and outstanding; 12,322,659 shares issued and outstanding, as adjusted	98,227	123,227
Additional paid-in capital	18,318,705	28,443,705
Unearned Compensation	(40,665)	(40,665)
Accumulated deficit	(15,015,689)	(15,015,689)

Net shareholders' equity	3,360,578	13,510,578

Total capitalization	$4,173,073	$14,323,073

        The table above assumes no exercise of the underwriter's over-allotment option to purchase 375,000 shares of common stock in connection with this offering, or warrants or options outstanding or available for grant under the our Stock Option Plan.

Selected Financial Data

        The selected statements of operations data for the years ended December 31, 2002 and December 31, 2001 are derived from our audited financial statements included elsewhere in this prospectus and have been audited by Hays & Company LLP. The selected statements of operations data for the three months ended March 31, 2003 and March 31, 2002, and the following selected balance sheet data as of March 31, 2003 are derived from our unaudited financial statements. The financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto appearing elsewhere in the prospectus.

	Year Ended December 31,		Quarter Ended March 31,
	2002	2001	2003	2002
			unaudited
Statements of Operations Data:
Revenues	$1,603,972	$2,740,727	$668,840	$154,562
Selling, general and administrative expenses.	9,011,272	5,777,024	1,909,040	2,113,767
Loss before income taxes	(7,407,300)	(3,036,297)	(1,240,200)	(1,959,205)
Minority Interest in Operations	999,057	(8,219)	188,930	352,491
Income taxes	0	0	0	0
Net loss	$(6,408,243)	$(3,044,516)	$(1,051,270)	$(1,606,714)
Basic and diluted loss per share	$(0.77)	$(0.43)	$(0.11)	$(0.20)
Weighted average number of common shares outstanding	8,368,314	7,129,931	9,536,875	8,216,928
As of March 31, 2003
unaudited
Balance Sheet Data:
Cash and cash equivalents	$1,531,076
Total assets	$4,623,160
Long-term obligations, less current portion	$0
Minority Interest	$812,495
Shareholders' equity	$3,360,578

Management's Discussion and Analysis of Financials Condition and Results of Operations

        The statements contained in this prospectus are not purely historical statements, but rather include what we believe are forward-looking statements. The forward-looking statements are based on factors set forth in the following discussion and in the discussions under "Risk Factors" and "Business." Our actual results could differ materially from results anticipated in these forward-looking statements. All forward-looking statements included in this document are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements.

Overview

        Our business is to focus on and to participate in the diverse biotechnology industry. We have created a number of separate but related businesses, together with an infrastructure that we believe is positioned to capitalize on biotechnology opportunities. We conduct our business through our wholly-owned subsidiary, InvestPrivate, Inc. and our majority owned subsidiary, InvestBio, Inc. InvestPrivate is a broker dealer registered with the Securities and Exchange Commission and a member of the National Association of Securities Dealers Inc. InvestPrivate handles private equity transactions and engages in traditional retail commission-based business specializing in biotechnology investing. InvestBio creates and takes advantage of opportunities in merchant banking, publishing, investing and consulting in the biotechnology industry. We owned approximately 63.37% and 70.19% of the common stock of InvestBio for the years ended December 31, 2002 and 2001, respectively. DBGI Advisors, Inc., a wholly-owned subsidiary of InvestBio serves as an investment advisor to a biotechnology-oriented mutual fund, the InvestBio Opportunity Fund. We conduct our business principally in the United States.

        The majority of our revenues are derived from commissions generated by InvestPrivate on security transactions for our customers. We currently have approximately 3,400 customer accounts. We believe that our customers are mainly attracted by the depth and breadth of the research and other biotechnology information that our majority owned subsidiary InvestBio provides. We are able to leverage our expertise in the biotechnology sector through a sales force with access to comprehensive information of the complex and diverse science at the heart of biotechnology focused investing.

        InvestBio is known for its web-based research service, InvestBio PRO, which currently has approximately 18,000 members. These members are offered a limited time free membership and then are invited to become paying members by subscribing to our service for $299 per year. Those revenues started to increase in the second quarter 2003.

        InvestPrivate pays for the use of InvestBio's research and for the information it receives about InvestBio's members.

        Since we own a majority of InvestBio, Inc., all of the revenues and other financial information for InvestBio, Inc., are included in our consolidated financial statements. In addition, our financial statements also reflect the minority interest owned by the remaining shareholders of InvestBio, Inc. We believe that the development of each of the separate but related businesses that we have developed provide us with the opportunity to grow our business and better capitalize on opportunities, due to the fact that we believe that each of the separate businesses provide the other businesses that we have with additional revenue opportunities and sources. Our goal is to make InvestBio a destination for biotechnology investment-related products and services. We have designed a marketing program centered around an effort to generate subscriptions for InvestBio PRO to enhance the InvestBio brand and also to stimulate greater interest from members interested in biotechnology investing, and then offer our other financial products and services.

        Up to the completion of this offering, our company, including our subsidiaries, has no intention to hire additional personnel (except registered reps and trainees for InvestPrivate) in 2003, only to replace as needed. None of our current employees are represented by a labor union.

        We are subject to risks common to companies investing and trading securities in the biotechnology industry, including, but not limited to, successful commercialization of product candidates of investee companies, sufficient financing for investee companies and the general uncertainties of the equity markets.

        As reflected in the accompanying consolidated financial statements, we have incurred significant recurring losses from operations and negative operating cash flows, which have been financed primarily by proceeds from stock issuances. As a result, we have an accumulated deficit of $13,964,419 and $7,556,176 at December 31, 2002 and 2001, respectively.

Results Of Operations

December 31, 2002 Compared to December 31, 2001

        For the year ended December 31, 2002, the Company's commission income increased to $3,041,638 compared to $1,776,293 in 2001, an increase of approximately 71%. The Company's gross income declined from $2,740,727 to $1,603,972 due to a net loss of investment activities of $1,855,253 (net gain of $546,070 in 2001). Management attributes this to the overall negative performance of the security markets in 2002. Since the middle of 2002, management has decreased the exposure of its assets in the security markets.

        Overall expenses increased from $5,777,024 in 2001 to $9,011,272 in 2002. Commissions, salaries and related costs increased from $3,439,978 in 2001 to $4,364,961 in 2002 (approximately 27%). These costs include commission payouts, which have a direct relationship to gross commission revenues since they are calculated as a percentage thereof. Rent and occupancy increased from $380,142 in 2001 to $763,853 in 2002 due to our additional office space at 500 Fifth Avenue, 56th Floor, New York, NY. Operating Expenses increased from $1,374,422 in 2001 to $2,734,851 in 2002. This increase is mainly, but not solely, attributed to significantly increased spending of Marketing/Advertising/PR, Data & Clearing Expenses, consulting fees and other expenses associated with the establishment of the InvestBio Opportunity Mutual Fund. Customer settlements of $422,201 were also recorded in 2002. Management believes that these settlements were not out of the ordinary compared to other companies in the industry.

March 31, 2003 Compared to March 31, 2002

        Our gross income for the three months ended March 31 increased from $154,562 in 2002 to $668,840 over the same period in 2003 due to a net loss of investment activities of $794,488 in the three months ended in March 31, 2002 compared to a net loss of $14,620 over the same period in 2003. For the three months ended March 31, 2003, our commission income decreased to $626,755 compared to $756,748 over the same period in 2002. The decrease in commission income is attributable to general market conditions and the fewer number of registered brokers in three months ended March 31, 2003.

        Expenses decreased for the three months ended March 31, 2003 to $1,909,040 compared to $2,113,767 over the same period in 2002, primarily due to the reasons described below:

        Upfront Loan Write-offs (Loans to Brokers that were forgiven contingent upon certain contractual obligations) of $290,812 for the three months ended March 31, 2002 decreased to $117,208 over the same period in 2003.

        Marketing Expenses of $293,882 for the three months ended March 31, 2002 decreased to $191,577 over the same period in 2003.

Liquidity and Capital Resources

December 31, 2002 Compared to December 31, 2001

        At December 31, 2002 we had cash and cash equivalents of $1,450,610 compared to $1,227,314 at December 31, 2001.

        We used $3,583,309 in operating activities in the twelve months ended December 31, 2002 and $6,768,453 in the same period ending December 31, 2001.

        We used $1,078,096 in investing activities in the twelve months ended December 31, 2002 and $581,367 in the same period ending December 31, 2001.

        Our primary source of liquidity and capital resources for the periods described above were proceeds from the sale of our common stock. During the year ended December 31, 2002, we issued 832,146 shares of our common stock through private placements and direct stock subscriptions at prices ranging from $2.50 to $3 per share and raised gross proceeds of $2,231,124. During the year ended December 31, 2001, we issued 2,391,967 shares of its common stock through private placements and direct stock subscriptions at prices ranging from $1 to $3 per share and raised gross proceeds of $4,402,934.

        Another source of liquidity were proceeds of $386,149 from a bridge loan financing in 2002 that were converted into 171,622 shares of common stock.

        Our subsidiary, InvestBio, Inc. issued 1,722,313 (net of 342,000 shares of treasury stock) and 3,823,100 shares of its common stock through private placements and direct subscriptions at prices ranging from $1 to $2.125 per share for gross proceeds of $2,693,190 and $4,517,875 for the years ended December 31, 2002 and 2001.

        Therefore we showed a net increase in cash and cash equivalents of $1,083,423 for the year ended December 31, 2001 and $223,296 for the year ended December 31, 2002.

March 31, 2003 Compared to March 31, 2002

        We used $1,315,737 in operating activities in the three months ended March 31, 2003 and $1,229,837 in the same period ending March 31, 2002.

        We used $9,428 in investing activities in the twelve months ended March 31, 2003 and $805,942 in the same period ending March 31, 2002.

        Our primary source of liquidity and capital resources for the periods described above were proceeds from the sale of our common stock. During the three months ended March 31, 2003, we issued 611,144 shares of our common stock through a private placement at a price of $2.50 per share and raised gross proceeds of $1,527,861. During the three months ended March 31, 2002, we issued 137,517 shares of its common stock through direct stock subscriptions at a price of $3 per share and raised gross proceeds of $412,551.

        Our subsidiary, InvestBio, Inc. issued 1,047,447 shares of its common stock through a private placements at $2.125 per share for gross proceeds of $1,549,801 for the three month ended March 31, 2002. No shares were issued for the same period ended March 31, 2003. At the present time management does not plan to sell additional stock in our subsidiary InvestBio, Inc.

        Therefore we showed a net decrease in cash and cash equivalents of $222,729 for the three months ended March 31, 2002 and a net increase of $80,466 for the three months ended March 31, 2003.

March 31, 2003 and future

        We had $1,531,076 cash and cash equivalents as of March 31, 2003. Cash and cash equivalents plus anticipated revenues from operations of approximately $5,000,000 for the period of April 1, 2003 to December 31, 2003 are expected to cover our capital and expense requirements for the next 9 months (April 1, 2003 to December 31, 2003). In the fourth quarter 2003, management intents to secure a non-convertible bridge loan of up to $1,500,000 to cover our capital and expense requirements through the time of the closing of this offering. Management feels reasonably comfortable that given favorable market conditions, it would be able to secure additional capital through a non-convertible bridge loan before the completion of this offering.

        Management believes that the proceeds from this offering will provide the Company with sufficient resources to meet present and ongoing financial needs for at least twelve months after the offering. This is based on the Company's present scale of operations and anticipated expenditures after the offering with proceeds from offering.

        Except for the ordinary course of business, we do not have any present long-term capital requirements, other than certain planned leasehold improvements (approximately $80,000) and marketing initiatives (approximately $200,000) in 2003, which management believes to be able to fund out of cash on hand.

        InvestPrivate, Inc. (IP), our broker-dealer subsidiary, is subject to the Securities and Exchange Commission Uniform Net Capital Rule (Rule 15c-3-1), which requires the maintenance of minimum net capital (as defined by the SEC) of $100,000.

Contractual Obligations and Commercial Commitments

        We have several contractual obligations pertaining to certain marketing initiatives. Most of the commitments are due only upon successful completion of those initiatives. Management believes that it will be able to fund these costs from operating income.

        We have an office lease for our premises in New York City through April 30, 2010. The minimum lease obligations are approximately as follows: $679,000 in 2003; $699,000 in 2004; $720,000 in 2005; $742,000 in 2006; $764,000 in 2007 and $1,836,000 thereafter.

        On June 25, 2002, our subsidiary DBGI Advisors, Inc., entered into an Investment Advisory Agreement with The InvestBio Opportunity Trust, to provide investment management and advisory services for an advisory fee. DBGI Advisors, Inc. also entered in to an Expense Limitation Agreement in which has DBGI Advisors, Inc. agreed to waive its advisory fees and to reimburse the Fund's operating expenses so that the Mutual Fund's total annual fund operating expenses do not exceed 3%. This agreement remains into effect until October 28, 2003. For the year ended December 31, 2002, DBGI Advisors, Inc. has expensed $263,605 of operating costs under this agreement, which is included in operating expenses. DBGI Advisors, Inc. anticipates incurring approximately $85,000 of additional operating costs under this agreement during the year ending December 31, 2003.

        Other commitments are normal and standard for general business operations and not believed to be material in nature.

        We don't have any Off-Balance Sheet arrangements.

Risks and Uncertainties

        Our business plan centers all of our business components around investing in one sector, the biotechnology industry. Should there be an overall decline in the prospects for the biotech industry as a whole, we are likely to suffer in numerous ways. Like any other sector-focused business, such adverse developments would have a profound impact on our business and future prospects. For example, investors would be less likely to invest in our mutual fund if the biotech industry as a whole suffers market losses, or if there were some kind of environmental disaster or political backlash against the use of bio-engineered drugs or crops. Similarly, our ability to sponsor vehicles to invest in emerging biotech companies would be adversely affected by such developments.

        We commenced operations in mid-1999, became a registered brokerage firm in mid-2000, and launched our InvestBio businesses in mid-2001. As such, we do not have a substantial operational history. In light of that, and in light of the uncertain nature of the markets in which we operate, it is difficult to predict future results of operations. Our business and prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by companies in the early stages of operations and development.

        With regards to our subsidiary InvestPrivate, Inc. (IP), there is a risk of litigation inherent in conducting a securities business, both from the investor/customer side and from the company/issuer side. These risks often may be difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time. We may incur significant legal expenses in defending against litigation. Substantial legal liability or regulatory action against us could have a material adverse financial effect on us.

        Our future revenues are likely to be lower during periods of declining securities prices or securities market inactivity in the sectors on which we intend to focus. The public markets have historically experienced significant volatility not only in the number and size of share offerings, but also in the secondary market trading volume and prices of newly issued securities. Activity in the private equity markets frequently reflects the trends in the public markets. As a result, our revenues from brokerage activities may also be adversely affected during periods of declining prices or inactivity in the public markets.

Business

        Diversified Biotech Holdings Corporation was formed to participate in the diverse biotechnology industry. We have created a number of separate but related businesses, together with an infrastructure we believe that is positioned to capitalize on biotechnology opportunities. Our operations draw on the knowledge and expertise of our Scientific Advisory Board, a group of advisors who serve as our link to the biotechnology industry.

History and Structure

        Diversified Biotech Holdings Corporation was formed in April 1999. In October 2002, we changed our name from InvestPrivate Holdings Corp. to reflect our commitment to serving the biotechnology investment marketplace.

        Diversified Biotech Holdings Corporation commenced operations during the Internet boom of the 1990s. At the time, our objective was to develop a company whose business would be centered on creating a virtual private equity marketplace, augmented by a retail brokerage unit. We saw an opportunity to use the Internet to market private placement transactions to segments of the investing public that historically had little or no access to such investments, and we developed our business model and built Diversified Biotech Holdings Corporation around this concept. However, by the time we were ready to conduct this business, the Internet bubble had burst, and the public equity markets began a multi-year bear market. These developments had a significant adverse effect on the private equity market that we were preparing to enter.

        The changes in the investing landscape forced us to re-chart our direction and focus. Beginning in mid-2001, we began to re-orient our business focus and to lay the foundation for the broader and more diversified business that we began to develop. We established Diversified Biotech Holdings Corporation as a holding company and transferred our broker-dealer operations into a wholly-owned subsidiary. Further, after analyzing the investment landscape and evaluating the best opportunities in the years ahead, we believed that the biotechnology industry was uniquely positioned for growth and change given the quickening pace of medical and scientific advances. Thus, we concluded that the biotechnology industry is where we should direct our efforts and focus our business.

        We are a provider of financial products and services at the intersection of biotechnology and investing. Our structure is as follows: we own 100% of InvestPrivate, Inc., which serves as our brokerage unit; and we are the majority owner (63%) of InvestBio, Inc., which embraces all of our InvestBio businesses, including DBGI Advisors, Inc. DBGI Advisors, Inc., which is a wholly-owned subsidiary of InvestBio, Inc., serves as investment adviser to our mutual fund.

InvestBio Inc.'s Products and Services:

Function of our Scientific Advisory Board

        We have created a number of separate but related businesses which offer the investing public opportunities to invest in the biotechnology sector. In establishing these operations, we believe we have created an infrastructure that is positioned to capitalize on biotechnology opportunities now and to a greater extent in the future if and when the stock market in general and the biotech sector in particular emerge from current market conditions.

        At the heart of our efforts to become a leading force in biotechnology investing is our Scientific Advisory Board, an advisory unit whose members are our link to the biotech industry. It is what we believe will distinguish us from other investment-oriented companies involved with biotechnology. Among other things, our Scientific Advisory Board is responsible for the evaluation of products and services offered by various biotechnology companies and the assessment of the potential market impact for such products and services. Members of the Scientific Advisory Board are drawn from medical and biotechnology companies. Moreover, inasmuch as biotechnology involves complex processes and information, we believe that our advisors will facilitate our ability to present complicated information to investors in a format they will comprehend, and thereby give them the opportunity to make informed, intelligent decisions in this area. Our advisors also help guide our business development by identifying suitable merchant banking and venture capital opportunities in the biotechnology industry. See "Management—InvestBio Scientific Advisory Board and our Board of Advisors" for further information about our advisors.

        Through InvestBio, Inc., our majority-owned subsidiary, we are currently operating a number of businesses, several of which have recently commenced operations and have not yet begun to generate significant revenues. The products and services related to biotechnology investing that we offer are all marketed under our federally registered InvestBio® trademark. The following graphic identifies each of our biotech business units and our brokerage unit, as well as the group that ties these operations together, our Scientific Advisory Board, which plays an instrumental role in all of our operations.

InvestBio PRO is a subscription based newsletter and email alert service primarily for individual investors. Members receive the latest research, news, and crucial ideas and strategies on which biotechnology stocks to own, and when to buy or sell. Members can also access the archives and the position in the InvestBio Model Portfolio. Ron Garren M.D., Chief Biotechnology Strategist, and other members of our Scientific Advisory Board prepare these unbiased market and company insights so that members can make an informed investment decisions. The following is a description of the products that are offered by InvestBio PRO:

  •
  InvestBio Alerts: This email-based service provides timely updates on breaking news, comments and investment opinions on biotechnology companies, including buy and sell decisions, centered around InvestBio Model Portfolio.

  •
  InvestBio Equity Research Reports: Based on updates in the InvestBio Alerts, InvestBio PRO subscribers have online access to Equity Research Reports featuring in-depth analysis on selected biotechnology companies. The reports are aimed to provide members with a thorough evaluation of the company fundamentals, from a scientific, financial as well as business standpoint.

  •
  InvestBio Stock Watch List: This quarterly updated focuses on biotechnology companies that have not yet hit the spotlight of Wall Street. These companies are being closely examined and monitored by our team of biotech experts.

  •
  InvestBio Report. This bi-annual report provides an overview of the biotechnology investing sector including the latest developments in medical breakthroughs, research and updates on companies that make up the InvestBio Model Portfolio. In addition, this report comments on all of InvestBio's products and services.

        Our investment material is presented in terms designed to be easily understood by a non-medical, non-scientific readership, and is supplied by Ron Garren, M.D. who serves as Managing Director and Chief Biotechnology Strategist of InvestBio, Inc. We anticipate that revenues for this product will increase as we gain more visibility and we convert free trial subscriptions into paying subscriptions.

        We believe that there is a substantial market for investment newsletters, and subscriptions to several paid newsletter subscriptions number in the thousands with some in the tens of thousands. Investors thus demonstrate a willingness to pay for independent research that is not tied a major brokerage firm. We believe that subscriptions to independent newsletters will grow in the wake of recent allegations that research recommendations issued by major Wall Street firms are unduly if not improperly influenced by the investment banking and underwriting departments at such firms.

        DBGI Advisors, Inc.:    DBGI Advisors, Inc. is registered as an Investment Advisor under the Investment Advisers Act of 1940. The Act regulates the activities of investment advisers. DBGI Advisors, Inc. serves as the adviser to the InvestBio Opportunity Fund and, as such, manages the investments in the Fund's portfolio and administers its affairs. DBGI Advisors, Inc. has a variety of responsibilities for the general management and administration of the Fund, including the selection and activities of the funds sub-adviser, BioPharma Capital, LTD, a United Kingdom company. DBGI Advisors, Inc., will also be responsible for the expansion of our mutual fund family.

        InvestBio Opportunity Fund:    In August 2002, we successfully completed the registration of InvestBio Opportunity Trust as an investment company under the Investment Company Act of 1940. The legal structure that we selected will enable us to launch one or more biotechnology-oriented mutual funds as market conditions and investor demand warrant. Our first mutual fund is named InvestBio Opportunity Fund and began operations in October 2002. InvestBio, Inc.'s subsidiary, DBGI Advisors, Inc.serves as investment advisor to the fund.

        The fund will initially be distributed through our brokerage subsidiary, InvestPrivate, Inc., to its clients. We believe we will also be able to develop additional distribution channels through strategic alliances with other broker-dealers and third party marketing firms. In the future, we hope to develop a family of funds, and if that effort is successful, we will explore the possibility of marketing one or more funds through third party variable annuity and variable life insurance products.

        We anticipate that we will generate management fees from our mutual fund business, which fees will be calculated based upon the net assets in the funds. As principal distributor of our mutual funds, InvestPrivate will receive commissions (sales loads) from the sale of mutual fund shares. InvestPrivate will devote considerable efforts to raising money for our mutual fund. Its efforts will be supplemented by direct and targeted marketing, two ways in which we believe we will distinguish ourselves from other companies in this area.

        InvestBio Ventures:    We have established a Merchant Banking and Venture Capital division, whose objective is to develop and invest in selected merchant banking and venture capital opportunities in the biotechnology industry. We will be committing our own capital to companies that we believe present outstanding investment opportunities. We also facilitate the creation of investment vehicles which enable a select group of high net worth individuals to invest with us, with other well-known, institutional investors, or directly in such companies. Through the use of this type of investment vehicle, we are able to generate origination/management fees and also become entitled to a percentage of investment profits, if any, without undertaking any additional capital risk. Drawing upon the knowledge of the members of our Scientific Advisory Board and their contacts in the medical and scientific communities, we have invested in or formed an investment partnership for three biotechnology companies, and we expect to make more.

  •
  In November 2001, we made our first venture capital investment, when we participated in a Series B Preferred financing of Pointilliste, Inc. Pointilliste has developed a novel technology platform which uses living cells to screen libraries of drugs formatted into microarrays to simultaneously discover new drugs and their molecular targets. Pointilliste is currently focusing its technology on the discovery of drugs which modulate T cell activation—a key focal point of immune system regulation. Drugs which modulate T cell activation have been successfully used in the treatment of inflammatory diseases such as rheumatoid arthritis, multiple sclerosis, diabetes, and cancer. We invested (through our InvestBio subsidiary) a total of $500,000, though in July 2003 we sold $200,000 of this investment (at cost) to a partnership consisting of third party investors that we organized. We also organized a partnership in November 2001 which raised from third party investors an additional $500,000 in Pointilliste. We are entitled to receive between 20-30% of any future investment profit earned by the two partnerships that we organized to invest in Pointilliste.

  •
  In May 2002, we invested $500,000 in Trellis Bioscience, Inc. Series A Preferred Stock. Trellis, a California company, which aims to develop and market products based on its proprietary technology for protein pathway analysis. The company's focus is on protein translocation, one of nature's key strategies for increasing the specificity of proteins mediating information flow in cells. Trellis is developing proprietary technology for protein pathway analysis and high throughput screening. It is hoped that successful implementation will result in a breakthrough in drug research efforts, allowing novel drug targets and ultimately drugs to be identified with unprecedented accuracy and speed. In July 2003, we sold this entire investment (at cost) to a partnership consisting of third party investors that we organized. We are entitled to receive 20% of any future investment profit earned by this partnership.

  •
  In October 2002, we entered into a bridge loan agreement with a recently organized company named Kinexis, Inc. This $50,000 bridge loan was subsequently converted into Series A preferred stock as part of a financing round for which we raised a total of $1,031,100 through a partnership principally funded by third party investors. We are entitled to receive 30% of any future investment profit earned by this partnership. We were introduced to this firm by the head of our Scientific Advisory Board, Ron Garren, M.D., who is the President and Chairman of the

    Board. Kinexis intends to develop drugs and biologics targeted to the newly discovered Prokineticin receptors. Research done at the University of California at Irvine published in Nature (a prestigious science journal) last May by Kinexis' founding scientist shows that the Prokineticin system (PKR2 and binding protein) regulates circadian rhythm (the body's internal clock). Kinexis intends to commercialize this and other targets by partnering with major pharmaceutical companies. Drugs targeted to the PKR2 receptor may be helpful in treating insomnia, promoting wakefulness, ameliorating seasonal effective disorder and mitigating jet lag. Kinexis has also filed patents on a related set of molecules that effect gastrointestinal disorders such as irritable bowel syndrome and post-operative ileus (slow recovery of gut function after intestinal surgery).

        We intend to continue to identify and pursue other merchant banking and/or venture capital opportunities in the biotechnology industry.

        InvestBio Hedge Fund:    We formed InvestBio Partners, L.P., to operate a hedge fund. The investment objective of the hedge fund is to achieve superior capital appreciation, relative to the risks assumed, by investing in a portfolio comprised primarily of publicly-traded biotechnology and life sciences securities. The general partner of the hedge fund, which is a wholly-owned subsidiary of InvestBio, Inc., will earn a management fee based on total funds invested in the hedge fund, and will also be entitled to a performance-based allocation of 20% of the aggregate net realized and unrealized profits of the Partnership for each calendar quarter, subject to certain limitations. To date, we have raised approximately $350,000 for this hedge fund.

        InvestBio Research:    Our subsidiary, InvestBio, Inc., employs research analysts who generate independent proprietary research concerning biotechnology companies. This research is available for purchase on Multexinvestor.com, an unrelated third party. Through Multex's fee-based service, our research is available to Multexinvestor.com's broad customer base, as is a weekly research report that we have begun to supply. This kind of arrangement offers other sources of potential revenue as we can charge a fee for our research and reports, and it will also increase our brand recognition in the financial industry. We wish to use this research as a marketing tool and/or as a fee-based service to interested individuals and in the future to institutions. InvestBio PRO, which incorporates some of our in-house research, is also available through BioPortfolio.com, an unrelated third party, and some of our published material is now available to members of the Talking-Points.com investor website and to ResearchandMarkets.com customers, unrelated third parties.

        InvestBio Consulting:    We intend to operate a consulting unit that provides advice and assistance to emerging biotechnology companies.

        InvestBio Investments:    As we grow, we continue to identify and research opportunities in the public markets for biotechnology stocks. To the extent permissible under applicable law and regulations, we may invest in privately held or publicly traded securities of biotechnology companies, either directly or through our mutual fund, to maintain exposure to this part of the biotechnology market and to take advantage of investment opportunities that management believes are attractive. To enhance this effort, we continue to build a staff that has the necessary expertise to analyze biotech companies and assess their prospects, so that our investments will be based in part upon independent proprietary research that we develop.

        Website:    Our website, www.investbio.com, serves as an online platform for multiple activities and also supports our marketing efforts. It serves as an informational hub where biotech investors and others interested in biotechnology can obtain easy-to-understand information. The website is being used to introduce site visitors to other products and services that we offer, including research and brokerage services.

The website is organized into three principal sections:

  •
  "InvestBio PRO Central"
  At this location, visitors are able to learn about and subscribe to our   InvestBio PRO product. Visitors are invited to view examples of the various products that comprise InvestBio PRO, and to purchase a subscription.

  •
  "Promising Research"
  In this section, we collect and publish the latest developments and news, including the latest medical data, relating to various major diseases, illnesses and conditions, especially as such information relates to biotechnology research and related medical developments. Visitors will have access to information regarding positive developments and promising research concerning various medical conditions.

  •
  "Biotech Investing"
  In this section, visitors are directed to a number of "Investing Links" and "Investing Updates," which informs the reader about the latest investment advice available. There are also links to other sites that provide further research on biotechnology topics. They also have access to comprehensive information for approximately 200 leading biotechnology companies.

        We also link to our InvestBio Opportunity Fund in this section, were interested individuals can obtain or review the fund's prospectus, find out how to invest in the fund, or obtain certain information about the fund and its management.

        Our website also contains links to various leading biotech informational portals and databases. We have established a relationship with 1Jump.com, a database consolidator that was commissioned to produce the "InvestBio Browser," an informational resource that provides wide-ranging biotechnology industry company information utilizing 29 proprietary search methods to access one million company database records. InvestBio, Inc. also has a relationship with Biospace.com, a company that presents InvestBio reports to its visitors under the InvestBio brand. Our website also contains information about our company, including our mission and history, a description of our management and directors, and past press releases which announce various items of interest relating to our business growth and development.

InvestPrivate Brokerage Services

        Our brokerage unit, InvestPrivate, Inc., emphasizes biotech investing and offers brokerage services to our customers using traditional brokers. Our brokerage services include stock trading, access to mutual funds, cash management services, and access to market information, news and other information services. In addition, we provide our brokerage customers online access to their accounts and if qualified obtain information about private placement offerings.

  •
  InvestPrivate has a fully staffed retail brokerage operation, which currently has approximately 30 registered representatives.

  •
  InvestPrivate has opened approximately 3,400 brokerage accounts.

  •
  Through our affiliation with our clearing firm Fiserv Securities, Inc., we are able to offer our customers the opportunity to invest in the mutual funds offered by more than 160 mutual fund companies. Through this service customers can purchase shares from any one or more of the 160 mutual fund companies without having to open a separate account. In addition, funds can be transferred easily from a fund in one company to a fund in another, and the records relating to this activity are provided in one consolidated statement.

  •
  We also offer access to complete market research on thousands of companies traded on the NYSE and Nasdaq. Our agreement with Fiserv enables us to offer clients complete market research and financial information usually available only through subscription-based information providers.

        All clearing and "back office operations," including execution and confirmation of transactions, cashiering functions, safekeeping of securities, and record keeping, are handled by our clearing firm, Fiserv Investment Services, Inc. Fiserv is one of the largest clearing firms in the United States. While all customers are informed of this clearing arrangement (it is "fully disclosed"), our customers' direct relationship is with InvestPrivate. In other words, all transactions are handled and cleared through Fiserv, yet pursuant to a private label arrangement, all web graphics and other advertising on the web page would appear to be InvestPrivate.

        On the investment banking side, InvestPrivate also handles private equity transactions, and has been authorized by the NASD to participate in public offerings. Private placements are an attractive investment vehicle for qualified investors because they afford investors the opportunity to buy a stake in a company typically at an early stage in its development. Though investments in such companies involve a higher degree of risk, they also represent potential for significantly higher rates of returns than a publicly traded stock or an initial public offering. As of this date, we have served as placement agent for two private placements for unaffiliated companies, which generated approximately $463,000 in revenues.

Marketing Strategy, Sponsorship and Public Relations

        Our goal is to make InvestBio a destination for biotechnology investment-related products and services. We have designed a marketing program centered around an effort to generate subscriptions for InvestBio PRO to enhance the InvestBio brand and also to stimulate greater interest from members interested in biotechnology investing, and then offer our other financial products and services.

Marketing

        Our past, current and near future marketing programs:

  •
  Branding Efforts and Trademarks. In support of our branding efforts, our two service marks, "INVESTBIO"[nc_cad,176] and our tag line "Get Healthy. Get Wealthy.[nc_cad,176]", have been successfully registered by the United States Patent and Trademark Office.

  •
  Online Marketing: We have engaged Paradysz Matera, a media service agency specialized in direct marketing, to handle and coordinate the majority of our online marketing activities. Paradysz Matera's, www.paradyszmatera.com, objective it to generate qualified trial memberships for InvestBio PRO, help convert them to paid members and to generate paid members independently. They will utilize several different methods to drive members into our databases. Such methods could be, but are not limited to: targeted keyword buys on search engines such as Overture, Google, and any others likely to generate qualified members; co-registrations on publishers websites such as CBSMarketWatch.com, Zacks.com and others; and the uses of online ad unites, e.g. banners and text links. Paradysz Matera will be compensated only if their efforts yield positive results, cost-per-order and cost-per-acquisition basis.

    As part of our membership-generating program for InvestBio PRO, we have engaged OneFN, www.onefn.net, an online media agency that specializes in financial information sites. They offer a unique program that delivers qualified trial members; based on a pre-selected criterion, unique combination of research, direct marketing and promotion. The members will be generated by running surveys on sites within the OneFN network, at the end of the survey the pre-qualified user will be presented with the opportunity to accept an InvestBio PRO trial membership offer. These leads are also acquired on a cost-per-order basis.

    To increase brand exposure and to drive sustainable and qualified traffic to InvestBio.com, we are currently establishing relationships with a number of industry specific information sites and online marketing specialists. These arrangements include: link exchange, pay-per-click programs, search listing in portals and content syndication. We have such arrangements with the following organizations; BioPortfolio.com, MultexInvestor.com, Sprinks.com (part of About.com) and more are soon to be added. This offers us the opportunity to promote different areas of our website and also to advertise specific InvestBio products.

  •
  InvestBio PRO Free Trial Membership Campaign. To grow our email database and to increase newsletter subscription we offer individuals who are interested in biotechnology investing a free trial membership to InvestBio PRO, currently the offer is for 3 months. The goal is to introduce our newsletter to as many qualified individuals as possible. We currently have over 18,000 members. By "sampling" InvestBio PRO we hope to demonstrate, to the members, that we are offering products of real value. Throughout the trial period, we will be using retention programs to switch the trial users to paid members, and at the same time we will use this opportunity to introduce them to the different products and services of Diversified Biotech Holdings Corporation and its subsidiaries, (e.g. mutual fund, venture investments, individual stocks, etc.)

  •
  Television Commercial. One of our marketing initiatives involved the development of a commercial that was broadcast on the CNN, MSNBC, CNBC, FOX News cable-TV networks. The commercial aired during programs such as CrossFire, Moneyline, The O'Reilly Factor and Larry King Live. This commercial was designed to raise our "InvestBio" brand recognition, and generate paid subscriptions for InvestBio PRO. The commercial aired in April of 2002 in the Los Angeles area a total of 318 times.

  •
  InvestBio Investment Forums. To introduce our company and its products and services to a market segment already interested in biotechnology investing, we have hosted a series of InvestBio Information Forums. The first was held at The Four Seasons Hotel in New York City, where approximately 125 guests heard Ron Garren, M.D., Managing Director and Chief Biotechnology Strategist for InvestBio, discuss his approach and ideas relating to biotechnology investing. Since then, we conducted several Investment Forums in 2002, New Orleans and Los Angeles. In January of 2003 we held forums in Los Angeles, Boston and Chicago, the feedback has been so positive and encouraging that we intend to continue conducting these, and to expand them to other cities. Clients of our subsidiary company, InvestPrivate, Inc., are also invited to attend the forums, offering the registered reps face-to-face time with their clients.

Sponsorships

        Sponsorships are a major part of our brand strategy. To extend our reach and to build a long-term relationship with our target audience we will engage in three types of category sponsorships, the following two sectors were selected from our tagline of, "Get Health. Get Wealthy"; fitness/sports and investing/finance; and the third category is from our specification, biotechnology.

  Get Healthy. Following the first part of our tagline, "Get Healthy", last year InvestBio was one of the sponsors of TENNIS Magazine's GRAND SLAM event held in Grand Central Terminal's Vanderbilt Hall in New York City on August 23, 2002, a few days before the start of the U.S. Open. The event was hosted by TENNIS Magazine and its publisher, Chris Evert, a 18 time Grand Slam winner. InvestBio also advertises in Tennis Magazine and its online property, www.tennis.com, which targets affluent individuals. For 2003 we have extended and expanded our relationship with Tennis Magazine, which will now also include an eight city demo tour, together with leading consumer equipment manufactures; programming on center court; special VIP tennis clinic and other on-site activities besides the 2003 TENNIS Magazine's GRAND SLAM event in Grand Central. Our goal is to introduce InvestBio to the loyal followers of tennis and to transport the positive association of the sport to the brand. And also by making the connection between the "Get Healthy." part of our tagline and to the promising sector of biotechnology will position InvestBio as a proactive and dynamic company that offers great potential to investors.

  Get Wealthy. Regarding the second half of our tagline, "Get Wealthy", and our specialization in "biotechnology" we are currently speaking to several publishers regarding sponsorship of particular surveys, investigated articles and category sections, these could either be online, off-line or both. Some publishers include: Forbes, Financial Times, Investors Business Daily, The New York Times, Time magazine, US News, and The Wall Street Journal. We were the sole sponsor of The Economist Biotechnology Survey on Economist.com and BusinessWeek Biotechnology Report on BusinessWeek.com. Our goal here is to leverage the featured content of the publisher that is either directly related to biotechnology, investing or both. Creating awareness and building reach in the community of high net worth individuals who are interested in biotechnology and also reaching investors who are seeking new growth opportunities will establish mind share in their areas of interest.

Public Relations

        Sommerfield Communications, public relations agency, is a full-service public relations and communications consulting firm based in New York City that specializes in image management for financial, technology, professional services and emerging growth companies. Sommerfield will manage our needs by cultivating relationships with the press, and by developing programs and events that will maximize our exposure in the target markets and improve our brand recognition, especially within the financial community. Some of the anticipated public relations efforts include the following:

  •
  Media list development. The development of an extensive list of journalists covering biotech, personal finance, individual investing and mutual funds at publications reaching affluent investors. Aside from sending InvestBio announcements over PR Newswire or Business Wire, selected press releases and other communiqués will be sent to these journalists, and each journalist will receive follow-up calls from Sommerfield in order to bring InvestBio news to their attention and to establish interviews with senior executives of InvestBio.

  •
  News Bureau Activities. This activity will involve an ongoing stream of press releases, pitch letters and advisories to the media. This effort will be separate from, but drawn upon, the regular stream of announcements that InvestBio sends to shareholders and subscribers.

        Prior public relations activities resulted in articles and audio interviews that appeared on or in BIOWORLD Today, The Financial Times, Chemical Market Report, CBS Marketwatch.com, Crain's New York Business, The Boston Globe, Investment News Biotech Week, Reuters, MutualFundWire.com, Investment Dealer's Digest, ISN Market Street, BusinessWeek.com, Seattle Post, The Baltimore Sun, Chain Drug Review, Pharmaceutical Business News, Newsday, Bloomberg Radio, The New York Times, Dow Jones News Service, The Wall Street Journal, BIOWORLD Today, VentureWireAlert.com

        Interviews have been provided to other media outlets such as Bank Investment Marketing, Bloomberg News, BusinessWeek.com/BusinessWeek, CBSMarketwatch.com, CNN Money (CNNfn.com), Crain's New York Business, Dow Jones News Wire, Forbes.com/ Forbes, Fund Action, Internet Stock News, Investment Dealer's Digest, Investment News, Money Magazine, MutualFundWire.com, Newsday, PharmaLive.com, Reuters, SmartMoney, The Boston Globe, The Boston Herald, The Daily Deal, The Financial Times, The New York Times, The Street.com, The Wall Street Journal, The Washington Post, VentureWireAlert.com and more. All media releases and press clippings are regularly posted on InvestBio's website.

Competition

        There is substantial existing competition in the markets in which we operate. Additionally, due to the developments in the biotechnology field, we anticipate that many companies may begin to offer competing products and services. These competitors may include large and well established Wall Street firms as well as newly established entities.

        With respect to our drive to become a leader in biotechnology opportunities, we are aware that other companies are also developing an interest in or specialization in this area.

  •
  Numerous private equity and venture capital funds and partnerships have been formed for the purpose of making investments in biotechnology companies. Several of these funds have raised substantial assets and, because they will be in a position to deliver significant funding to companies seeking financing, these funds' activities may preclude us from making certain desirable investments. One such entity is Forwardventures.com, which reports that it has raised $256,000,000 to invest in life sciences and healthcare companies, which embraces the biotech area. In addition, numerous other funds not specifically dedicated to investing in biotech or life sciences are nonetheless increasing the allocation of their investment funds into biotechnology investments.

  •
  There are also a number of mutual funds such as Fidelity Select Biotechnology Portfolio, Franklin Biotechnology Discovery Fund, and Dresdner RCM Biotechnology Fund, that specialize in biotech, or that specialize more broadly in health care and life sciences companies which include biotech companies, such as Fidelity Select Health Care and Vanguard Health Care. We will compete with such funds for the pool of potential biotech investors and their investment dollars, and many of these mutual funds have an established presence in the mutual fund industry, a well-known brand, and significantly greater resources than we do for marketing their product. However, by using a retail sales force with an established customer base, we believe we can introduce our product offerings through what is in effect a direct, targeted marketing effort, and in that manner, distinguish ourselves from some of our better capitalized and better known competitors.

  •
  There are a number of research reports on the market that compete with InvestBio PRO, and the number may proliferate in the future. Some of these reports are written by or affiliated with persons well-known among those in our target market, so they are formidable competitors. For example, Michael Murphy is the editor of Biotech Investing, a periodical that competes directly with our product. The existence of these competitors could adversely affect our ability to create a distinctive product in our business niche.

  •
  On the brokerage side, the financial services industry is highly competitive and we expect competition to continue to intensify. Our competitors include large and well established Wall Street firms as well as relatively new securities firms, many of which are using technology and the Internet to win business away from the more traditional firms. The level of sustained success within the securities industry and the increasing popularity of the Internet will together attract additional competitors for us, such as banks, software development companies, insurance companies and providers of online financial and information services.

        Our private placement and investment banking activities face direct competition primarily from established investment banks and venture capital firms, as well as from traditional and online brokerage firms. Traditional investment banking firms (including Internet-based firms) have begun to get more active and competitive in this area over the past few years.

Facilities

        We lease approximately 12,000 square feet of office space, located at 500 Fifth Avenue, New York, NY 10110, on the 56th and 54th floors, which serve as our principal administrative, marketing and customer service facilities. This lease is in effect until April 30, 2010, and will cost the following:

2003	$679,000
2004	$699,000
2005	$720,000
2006	$742,000
2007	$764,000
Thereafter	$1,836,000

        The costs of operating our subsidiaries, including the cost of office space, equipment, facilities, employees, website and other infrastructure/fixed costs are in part shared and paid by our operating subsidiaries.

Employees

        We currently employ approximately 43 full time employees, of which 30 are non-salaried registered representatives of our InvestPrivate brokerage subsidiary who are compensated on a commission basis. None of our employees are covered by a collective bargaining agreement and we believe we have good relations with our employees.

Legal Matters

        From time to time we are subject to litigation and arbitration claims incidental to our business. Such claims may not be covered by our insurance coverage, and even if they are, if claims against us are successful, they may exceed the limits of our applicable insurance coverage.

Pending Litigation/Arbitrations

        (1)    Vincent Murphy v. InvestPrivate, Inc., Scott L. Mathis, Ronald S. Robbins, Donald Geraghty, Vincent Franzone, and Alexander Cherkovets (NASD Arbitration):    In this arbitration, the claimant alleges: (1) that he invested $153,500 in three private placement transactions, that such investments were unsuitable and induced by misrepresentations, and that they are all worthless; (2) that he lost approximately $145,000 investing in publicly traded stocks that were unsuitable because they were incompatible with his alleged investment objectives and financial condition; and (3) that his account was churned by the broker. He seeks compensatory damages of not less than $298,976, as well as a multiple of his compensatory damages under a variety of legal theories. We answered the Statement of Claim, and asserted that such allegations are false and the claims based on them are meritless and should be dismissed in their entirety. We intend to defend this case aggressively. Discovery has commenced, though no hearing date has been set.

        (2)    Oleg Briansky, Mireille Briane and Briansky Saratoga Ballet Center, Inc. v. InvestPrivate, Inc., Michael Ventura a/k/a Hichem Dhaouadi, Scott L. Mathis, and Donald Geraghty, (NASD Arbitration):    Three related customers, Oleg Briansky, Mireille Briane and Briansky Saratoga Ballet Center, Inc., commenced an arbitration in February 2003 against us and certain of our current and former employees, asserting claims based on misrepresentation, unsuitability of investment recommendations, and excessive trading or churning. They seek damages of approximately $1,181,181, plus punitive damages. In April, 2003, we filed our Response to the Statement of Claim, and denied all of the principal allegations. Based on our investigation into the facts of this matter, we intend to defend this case aggressively. Discovery has commenced.

        (3)    Fred Sichel v. InvestPrivate Holdings Corp. et al. (N.Y. Supreme Court):    In this action filed in March 2003 against us and certain of our current and former employees, the plaintiff has asserted claims based on misrepresentation, unsuitability of investment recommendations, and excessive trading or churning. He alleged damages totaling $2,460,000 even though the total value of assets deposited with InvestPrivate, Inc. was approximately $1,500,000. In response to the Complaint, we moved to stay the litigation and compel the plaintiff to proceed in arbitration. On July 1, 2003, that motion was granted. To our knowledge, no arbitration has yet been filed. If an arbitration is filed, based on a preliminary investigation into the facts of this matter, we intend to defend this case aggressively.

        (4)    Cheryl Jimerson v. InvestPrivate, Inc. and Scott Mathis, NASD No. 03-01515:    Claimant is a former employee who voluntarily resigned from InvestPrivate. After she resigned, we obtained a judgment against her for approximately $133,000, based on upfront loans (secured by promissory notes and confessions of judgment) that she had not repaid and which became due when she quit. Thereafter, Jimerson filed this arbitration in which she seeks damages based on allegations that our employees made a series of misrepresentations that induced her to accept employment and ultimately resulted in her inability to perform her job successfully and profitably. She alleged damages of $975,000, plus rescission of the aforementioned notes and judgments entered against her in court, as well as punitive damages in an unspecified amount. In April, 2003, we filed our Response to the Statement of Claim, and denied all of the principal allegations. Based on our investigation into the facts of this matter, we intend to defend this case aggressively. Discovery has commenced. We have also filed counterclaims against Jimerson, asserting that (a) Jimerson breached the terms of the promissory notes that she signed when she received $200,000 in loans from InvestPrivate, and (b) Jimerson defrauded InvestPrivate and breached her employment contract. We seek compensatory damages of not less than $225,000.

Possible Regulatory Action

        The NASD, the regulatory body that has primary jurisdiction over InvestPrivate, Inc., routinely conducts examinations and reviews of its member firms to determine if there are any violations of securities laws and regulations or NASD rules. Consistent with that obligation, the NASD has been conducting an examination of InvestPrivate, Inc. Several requests for documents have been received relating to numerous aspects of our business, and a substantial quantity of documents has been produced. This process is continuing. In addition, the NASD has conducted a number of on-the-record interviews of current and former InvestPrivate employees, including members of senior management, and this process is ongoing. At the present time, no charges or violations of securities laws and regulations or NASD rules have been alleged or brought, and it is not known if such charges will be brought against InvestPrivate and/or its current or former employees in the future.

Management

        Our executive officers, directors and key employees and their ages and positions as of the date of this prospectus are as follows:

Name	Age	Position
Scott L. Mathis	41	Chairman of the Board, Chief Executive Officer, President, Treasurer and Secretary of Diversified Biotech Holdings Corporation, InvestPrivate, Inc., and InvestBio, Inc.
Julian Beale	67	Director of Diversified Biotech Holdings Corporation, InvestPrivate, Inc., and InvestBio, Inc.
Peter Lawrence	69	Director of Diversified Biotech Holdings Corporation, InvestPrivate, Inc., and InvestBio, Inc.
Ronald S. Robbins	62	Executive Vice President and Chief Operating Officer of Diversified Biotech Holdings Corporation, and InvestBio, Inc.
Tim Holderbaum	29	Senior Vice President and Comptroller (principal accounting officer) of Diversified Biotech Holdings Corporation
Marc Seago	33	Director of Marketing of Diversified Biotech Holdings Corporation

        Scott L. Mathis, Founder, Chief Executive Officer and Chairman of the Board of Directors since 1999. Immediately before launching our Company, Mr. Mathis worked as a registered representative for National Securities Corporation from July 1998 to June 2000, and before that The Boston Group, L.P. from August 1995 to July 1998. Mr. Mathis' prior experience in investments and management is extensive. He has been a partner at Oppenheimer and Company and a Senior Vice President and member of the Directors Council at Lehman Brothers. Mr. Mathis also worked with Alex. Brown & Sons and was responsible for the management of the Palm Beach, Florida office of Gruntal and Company, Inc. He began his career as a financial consultant and broker with Merrill Lynch. Mr. Mathis received a Bachelor of Science degree in Business Management from Mississippi State University. Mr. Mathis also serves on the Board of the Santa Clarita Breast Cancer Resource Center.

        Julian Beale, Director, since 1999. Since 1996, Mr. Beale has managed his own investments, which include listed "blue chip" shares, numerous speculative stocks, and real estate. After 14 years in engineering and after forming a plastics processing company that he built to employ more than 200 people, Mr. Beale has since the early 1970's been involved in consulting and investing. In 1977, he was part of a consortium that purchased what became the Moonie Oil Company, a resources corporation that had interests in petroleum production. In 1984, he entered Federal Parliament (Australia). During 11 years in politics, he held many Shadow Minister portfolios (i.e., cabinet level position with minority party). He has a B.E. degree from Sydney University, Australia and an MBA from Harvard University.

        Peter Lawrence, Director, since 1999. Since June 1999, Mr. Lawrence has been the Chairman of Polastar plc, a UK company that specializes in the development, manufacture and sale of a patent-pending intelligent low-location lighting system. Prior to joining Polastar, Mr. Lawrence served as the Chairman of Associated British Industries plc, a company that manufactured car engine and aviation jointings and sealants for both original equipment manufacturers and after-markets, specialty waxes and anti-corrosion coatings for the automotive tire and plastics industries. The company was sold for £40 million in 1995 and is now part of AlliedSignal Corp. Mr. Lawrence has also served as a director of

Beacon Investment Trust PLC since its founding in 1994. Beacon invests in small and recently floated companies on the Alternative Investment Market of the London Stock Exchange. Mr. Lawrence received a B.A. in Modern History from Oxford University where he graduated with honours.

        Ronald S. Robbins, Executive Vice President and Chief Operating Officer, since 2001. From June 1999 to April 2001, he served as Senior Managing Director of Josephthal & Co., Inc. From June 1995 to August 2001, he was a partner in the firm Redeker, Robbins & Webber. Prior to that, his 35 years in the financial services industry included service as: Chairman and CEO, Liberty Securities Corporation; President, Liberty Financial Bank Group; President, SunAmerica Capital Services; Executive Vice President, SunAmerica Asset Management; and Senior Vice President, Monarch Financial Services. He also served in consulting relationships with various major firms. Mr. Robbins received a Bachelor of Science in Journalism/Communications from Temple University.

        Tim F. Holderbaum, Senior VP and Comptroller has been with us since July 2001. From January 2000 to July 31, 2001, Mr. Holderbaum was self-employed consultant focusing on process development for start-up companies. From December 1998 to December 1999, Mr. Holderbaum worked as International Director for Impact Media, Ltd., managing several highly focused marketing and advertising campaigns worldwide. Mr. Holderbaum began his career at Burmah Oil's Hamburg office. He was involved in budgeting and forecasting for 13 Central and Eastern European Countries. From November 1997 to November 1998, Mr. Holderbaum was the General Manager of F.H. GmbH. Mr. Holderbaum was responsible for the entire administration department, including overseeing human resources, accounting, financial analysis and cost management. He holds a BA in Marketing and Management from Northwood University.

        Marc Seago, Director of Marketing, has been with us since January 2, 2003. Mr. Seago is experienced in integrating traditional and new media methods to market both consumer products and services on the local, national, and international level. His career started in marketing agencies in Germany working with clients such as Bertelsmann, Philip Morris and Unilever. In New York, he co-founded and developed WeWantWork from August 2002 to Decemeber 2002. In addition, he developed and executed marketing campaigns for The Economist Online Unit from October 2000 to August 2001, BuyItNow from October 1999 to September 2000 and Microsoft's Sidewalk.com from March 1999 to September 1999. Mr. Seago holds a BA in Marketing, Communications and Media from H.A.M.K in Germany.

Key Employees of InvestPrivate, Inc.

        Donald Geraghty, InvestPrivate, Inc. Senior Vice President, Director of Compliance and Operations, since 2001. Mr. Geraghty comes to InvestPrivate with over 20 years' experience in the securities industry. During that time he worked for a number of leading financial institutions including Citicorp Securities, Inc., Sumitomo Bank Ltd., L.F. Rothschild, and G.X. Clarke & Co. Mr. Geraghty has worked for more than ten years in the compliance area, which included his service for the National Association of Securities Dealers Inc. (NASD) and as Vice President and Chief Compliance Officer of Citicorp Securities Inc. At Citicorp, Mr. Geraghty was responsible for all fixed income securities traded at the firm, including Treasury Securities, Municipals, High Yield and Emerging Markets Securities, and he represented the Compliance Department at all Board of Directors meetings. Mr. Geraghty graduated with a BS Degree from St. Peters College, Jersey City, NJ.

        Scott Landrem, InvestPrivate, Inc. SeniorVice President, Director of Sales since October 2002. He joined InvestPrivate, Inc. in 2001 as Senior Vice-President and Registered Options Principal, having worked in financial services for seven years. He has expertise in trading derivatives (hedging equity positions) as well as corporate stock repurchases and private equity transactions. Before InvestPrivate, he was a Senior Vice-President and Registered Options Principal at Bluestone Capital. Landrem holds a B.A. from Tulane University.

Committees of the Board of Directors

        The board of directors has a Compensation Committee and an Audit Committee. The Compensation Committee and Audit Committee, which were formed in May 2000, initially consisted of all of the members of the Board of Directors. Effective July 1, 2003, the two committees were reconstituted so that they consisted only of two directors, Julian Beale and Peter Lawrence. Messrs. Beale and Lawrence are independent directors who are not salaried officers of Diversified Biotech Holdings Corporation. Messrs. Beale and Lawrence are independent directors based on Rule 4200(a)(15) of the NASD's listing standards.

        The purpose of the Compensation Committee is to review the our compensation of our executives, to make determinations relative thereto and to submit recommendations to our board of directors with respect thereto in order to ensure that such officers and directors receive adequate and fair compensation. The Compensation Committee did not meet during the last fiscal year.

        During the fiscal year ending 2003, the Audit Committee will be responsible for the general oversight of audit, legal compliance and potential conflict of interest matters, including (a) recommending the engagement and termination of the independent public accountants to audit the financial statements of the Company, (b) overseeing the scope of the external audit services, (c) reviewing adjustments recommended by the independent public accountant and addressing disagreements between the independent public accountants and management, (d) reviewing the adequacy of internal controls and management's handling of identified material inadequacies and reportable conditions in the internal controls over financial reporting and compliance with laws and regulations, and (e) supervising the internal audit function, which may include approving the selection, compensation and termination of internal auditors.

        The Audit Committee did not meet during the last fiscal year. A copy of our Audit Committee's charter is attached as an exhibit to this registration statement.

        For the fiscal year ended 2002, the Board of Directors conducted discussions with management and the independent auditor regarding the acceptability and the quality of the accounting principles used in the reports in accordance with Statements on Accounting Standards (SAS) No. 61,. These discussions included the clarity of the disclosures made therein, the underlying estimates and assumptions used in the financial reporting and the reasonableness of the significant judgments and management decisions made in developing the financial statements. In addition, the board of directors discussed with the independent auditor the matters in the written disclosures required by Independence Standards Board Standard No. 1.

        For the fiscal year ended 2002, the board of directors have also discussed with management and our independent auditors issues related to the overall scope and objectives of the audits conducted, the internal controls used by us, and the selection of our independent auditor. Additional meetings were held with the independent auditor, with financial management present, to discuss the specific results of audit investigations and examinations and the auditor's judgments regarding any and all of the above issues.

        For the fiscal year ending 2003, the Audit Committee will oversee our reporting process on behalf of our board of directors. In fulfilling its oversight responsibilities, the Committee will review the annual financial statements to be included in the annual report and filed with the Securities and Exchange Commission, as well as the unaudited financial statements to be filed with our quarterly reports on Form 10-QSB.

InvestBio Scientific Advisory Board and our Board of Advisors

        We have appointed a Board of Advisors to provide advice and guidance to our senior officers concerning various matters, including investment research, biotechnology investing, deal origination and execution, and introduction to strategic partners and investors. Our advisors generally do not receive cash compensation for their services, but they do receive stock options and, in connection with certain transactions that they introduce to us, may receive a percentage of future investment profits. See "Certain Transactions, Related Party Transactions and Conflicts of Interest."

        Certain members of our Board of Advisors comprise the InvestBio Scientific Advisory Board. These medical professionals provide a direct link to the biotechnology community and create a synergy between scientific advice and sound investment strategy. The InvestBio Scientific Advisory Board, led by Ron Garren, M.D., draws on its members' broad knowledge of medical practices and research to demystify scientific concepts. The unique experience of our Advisory Board members allows them to estimate a product's potential medical and scientific impact and the potential market size of a drug or product candidate.

        The members of the InvestBio Scientific Advisory Board are as follows:

        Ron Garren, M.D., Managing Director and Chief Biotechnology Strategist, is a board certified internist and has been practicing medicine for 30 years. He is a graduate of Harvard Medical School and completed his residency at New York Hospital. His clinical expertise is in the field of oncology. In 1991, he completed a three-year postdoctoral fellowship in molecular biology at Stanford University in Nobel Laureate Dr. Paul Berg's lab. During that period, he researched the effects of the Nef gene from the HIV virus. He spent an additional year as a visiting scholar in the Biochemistry Dept. at Stanford. After finishing there, Dr. Garren has continued to practice hospital-based oncology as well as consult for biotech companies in the San Francisco Bay area. It is this unique combination of experiences that makes his evaluation of the biotech field so compelling.

        Seth J. Orlow, M.D., Ph.D., has a longstanding interest in biotechnology and more than 12 years of experience as a consultant to major pharmaceutical companies, biotechnology companies, OTC manufacturers, and private equity firms on early and late stage pre-clinical drug discovery, clinical development, market opportunities, and strategy. He was a founder of the Anaderm Research Corporation, a privately held drug discovery company acquired by Pfizer in 2002. Dr. Orlow is a member of the Scientific Advisory Boards of Easton Hunt Capital Partners, LP, a NY-based venture capital firm and of Luminogene, a combinatorial chemistry company. He has served on the boards of a number of additional companies. He is an inventor or co-inventor on numerous patent applications relating to drug discovery and medicinal chemistry. Dr. Orlow is a Professor of Cell Biology, Dermatology & Pediatrics at New York University School of Medicine, New York. He holds an A.B. in Biochemical Sciences from Harvard College and an M.D.-Ph.D. from Albert Einstein College of Medicine in Molecular Pharmacology.

        Jayson Parker, Ph.D.    Until recently, Dr. Parker served as Director of Medical Research at AIC Limited, a Canadian mutual fund company, where he managed equity research activities in the biotechnology and pharmaceutical sectors. He was previously pharmaceutical sector portfolio analyst at Investors Group's Science and Technology Mutual Fund, the largest fund of its kind in Canada. He currently serves as Adjunct Professor on the Faculty of Medicine in the Physiology Department of The University of Toronto. He holds an M.S. in anatomy and cell biology from the University of Toronto; a PhD in physiology from The University of Toronto, and an MBA from Wilfrid Laurier University.

        Keith Mansford, M.D., has over 40 years experience in the pharmaceutical and biotechnology sectors, working principally for the Medical Research Council (UK), Beecham Group, and SmithKline Beecham. He served as the Chairman of Research and Development of Beecham Group and subsequently SmithKlineBeecham, and was a Board Director from 1984-1992 with global responsibility for research and development. In the early 1990's, Dr. Mansford founded an international bio-pharmaceutical consulting firm, Mansford Associates, which to date has advised more than 50 well-known biotech and pharmaceutical companies. Currently, Dr. Mansford is a Professor of

Biochemistry at the University of Buckingham's Clore Laboratory, and is serving as a director of Sepracor Inc., Skye Pharma PLC, and Mindset Pharmaceuticals.

        Dana Ault-Riché, Ph.D.    is the Founder, Chairman and CEO of Pointilliste, Inc., headquartered in Mountain View, California. Pointilliste is a biotechnology company which has developed a new platform technology which uses living cells to screen libraries of drugs formatted into microarrays. Pointilliste is currently focused on the discovery of new anti-inflammatory drugs. Dr. Ault-Riché was the co-founder and CEO of Zyomyx, Inc., Hayward, California, and Diazyme-General Atomics, La Jolla, CA. Zyomyx, Inc. has developed a state-of-the-art microanalytical device for use in drug development and diagnostics and Diazyme has developed a new test for homocysteine, a major risk factor for cardiovascular disease. Dr. Ault-Riché received his Ph.D. under Dr. Ron Borchardt at the University of Kansas and did postdoctoral research under Nobel Laureate Dr. Arthur Kornberg at Stanford University School of Medicine.

        The other members of our Board of Advisors are:

        Dr. John L. Faessel is a Wall Street professional with industry-wide recognition for expertise in technical analysis and market strategy. Dr. Faessel's widely circulated "On The Market" report has for over a decade been distributed to an extensive list of financial institutions, investment banking firms, foundations, mutual funds, hedge funds and private high net worth investors in the U.S., Europe and Asia. He is also a daily contributor to the Jag Financial News Network.

        Eric S. Hutner, an attorney since 1982, is our principal outside counsel. Mr. Hutner has a general business practice in New York City, which specializes in representing broker-dealers. After spending nine years at Willkie Farr & Gallagher, a leading U.S. law firm, Mr. Hutner spent seven years as Assistant General Counsel and then General Counsel at two securities firms, and in 1999 founded and currently manages his own law firm. Mr. Hutner is a graduate of New York University School of Law (J.D.) and Colgate University (B.A.). He also serves on the Board of Arbitrators for the NASD and the New York Stock Exchange.

        Certain members of our Board of Advisors also perform professional services for us. They are compensated for those services based on arms-length transactions which we believe reflect the value of services rendered.

Executive Compensation

        The following table sets forth certain information regarding compensation earned by Scott L. Mathis and each of our most highly-compensated executive officers whose total annual salary and bonus for the fiscal year ending December 31, 2002, 2001 and 2000 exceeded $100,000:

Summary Compensation Table

Name & Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock awards	Options (#)		LTIP Payouts ($)	All Other Compensation
Scott L. Mathis, Chairman, President, and CEO	2002 2001 2000	249,038 216,346 225,965	— — —	— — —	— — —	25,000 574,170 25,000	(1)	— — —	$ $	229,324 36,703 —	(2) (2)
Ronald S. Robbins, Executive VP and Chief Operating Officer	2002 2001 2000	100,000 26,923 —	5,000 — —	— — —	— — —	— 100,000 —		— — —		— — —

(1)
Includes 75,850 options received as a registered representative of InvestPrivate, Inc., a wholly-owned subsidiary of Diversified Biotech Holdings Corporation.

(2)
Represents commissions received as a registered representative of InvestPrivate, Inc., a wholly-owned subsidiary of Diversified Biotech Holdings Corporation.

OPTION GRANTS IN LAST FISCAL YEAR

Name	Number of Securities Underlying Options Granted #	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date
Scott L. Mathis	25,000	2.2%	3.30	4/15/07

        We have never issued stock appreciation rights.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION/SAR VALUES

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-end Exercisable/Unexercisable	Value of Unexercised In-the-money Options/SARs at Fiscal Year-end Exercisable/Unexercisable
Scott L. Mathis	—	—	602,828/46,342	—/—
Ronald S. Robbins	—	—	41,667/58,333	—/—

Compensation Pursuant to Plans

        The Diversified Biotech Holdings Corporation's 2000 and 2001 Equity Incentive Plans provide for the grant to eligible directors, officers, key employees, and service providers of Diversified Biotech Holdings Corporation, of stock options to purchase Company common stock, stock awards, and performance awards. To date, only stock options have been granted under the two plans. The provisions of the two plans are substantially identical.

        The two plans cover an aggregate maximum of four million (4,000,000) shares of common stock and provides for the granting of both incentive stock options (as defined in Section 422 of the Internal

Revenue Code of 1986, as amended) and non-qualified stock options (options which do not meet the requirements of Section 422). Pursuant to a policy adopted by the Board of Directors, all options granted under the plans have an exercise price that is 10% higher than the price at which the Company's stock has most recently been sold or offered. As of March 31, 2003, 3,140,939 options were outstanding to 70 persons under the plans (net of cancelled; none to date have been exercised) at exercise prices of between $1.10 and $5.50. All options have a term of five years from date of grant, subject to earlier cancellation upon termination of employment, resignation, disability or death. The options vest pursuant to the terms of each individual option, which to date have ranged from immediate to a four year period.

        The Board of Directors administers and interprets the plans and is authorized to grant options thereunder to all eligible persons. The Plan shall continue to be administered by the Board, unless the Board determines to delegate such administration to a compensation committee of the Board. If the Board makes such delegation, (i) the Committee shall consist of at least three directors, (ii) at least two members of such committee shall be "non-employee directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and (iii) the provisions of the Plan relating to the Board shall apply to such committee.

        The Board designates the optionees, the number of shares subject to the options, and the terms and conditions of each option. Certain changes in control of Diversified Biotech Holdings Corporation, as defined in the plans, will cause some or all of the granted and unvested options to vest immediately. Each option granted under the plans must be exercised, if at all, during a period established in the grant that may not exceed ten (10) years from the date of grant. An optionee may not transfer or assign any option granted and may not exercise any options after a specified period subsequent to the termination of the optionee's employment with Diversified Biotech Holdings Corporation. The Board may make amendments to the plans from time to time it deems proper and in the best interests of Diversified Biotech Holdings Corporation provided it may not take any action which disqualifies any option granted under the plans as an incentive stock option or which adversely effects or impairs the rights of the holder of any option under the plans.

Employment Agreement

        The Company has entered into an employment agreement with Scott Mathis. The effective date of the agreement was January 1, 2003, and has an initial two year term. Pursuant to this agreement, Mathis receives a base salary of $250,000, and is entitled to a bonus to be determined by the Board of Directors based on factors such as company performance and profitability. Mathis is also entitled to the reimbursement of certain business related expenses. The Agreement restricts the amount of Company stock that Mathis can sell (subject at all times to applicable laws, regulations and lock-up agreements), and provides certain benefits upon termination (such as severance), death or disability, and upon a change of control. The agreement also limits Mathis' use of Company confidential information and his ability to solicit customers and employees upon termination.

Consulting Agreement

        InvestBio, Inc. has entered into an exclusive consulting agreement with its Managing Director and Chief Biotechnology Strategist and member of its Scientific Advisory Board, Ron Garren, M.D. The effective date of the agreement was April 1, 2002. This agreement does not have a fixed term, and may be terminated by either party on 30 days' notice. In return for providing various, specified services to the Company and its subsidiaries, all of which relate to matters relating to biotechnology investing, Dr. Garren is paid $15,000 per month, and he also received options to purchase a total of 200,000 shares of InvestBio, Inc. common stock (plus control over an additional 50,000 options to be used to compensate colleagues and associates who assist Dr. Garren in providing services under this arrangement) at an exercise price of $2.3375 per share. These options vest over an 18 month period that ends on October 1, 2003. With respect to companies introduced to InvestBio, Inc. by Dr. Garren or with respect to which Dr. Garren provides additional consulting services, he is entitled to a percentage of any profits earned by InvestBio, Inc. from investments that it makes in such companies or to receive a part of any equity that InvestBio, Inc. obtains or earns from such companies (amount to be negotiated on a deal-by-deal basis).

Director and Officer Indemnification

        Our articles of incorporation provide that we will indemnify our officers, directors and other eligible persons to the fullest extent permitted under the laws of the state of Delaware. We have also entered into indemnification agreements with each of our current directors and executive officers which will provide for indemnification of, and advancement of expenses to, such persons for expenses and liability incurred by them by reason of the fact that they are or were a director, officer, or shareholder of Diversified Biotech Holdings Corporation, including indemnification under circumstances in which indemnification and advancement of expenses are discretionary under Delaware law.

        We believe that it is the position of the Securities and Exchange Commission that, insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act of 1933, the provisions are against public policy as expressed in the Securities Act of 1933 and are, therefore, unenforceable.

Transactions Involving Officers, Directors
And Principal Shareholders

        Prior to this offering, we entered into transactions and business relationships with certain of our officers, directors and principal stockholders or their affiliates. We believe that all of the transactions were on terms no less favorable than we could have obtained from independent third parties. At the time such transactions were approved, we may have lacked sufficient independent directors to approve the transactions. Any future transactions between us and our officers, directors or affiliates will be subject to approval by a majority of disinterested directors or stockholders and on terms no less favorable than could be obtained from third parties.

        We currently have three directors and have issued to directors options to purchase shares of our common stock at exercise prices generally 10% greater than the price at which our common stock had been most recently offered. Our present policy is to grant options to purchase 25,000 shares to each director for each year of service in that capacity. Based on that policy, for other contributions to us and our subsidiaries, and in further recognition of services provided during our initial start-up phase, options to purchase a total of 1,213,320, shares, with exercise prices between $1.10 and $3.85, were granted to our directors (including Mr. Mathis) pursuant to our 2000 and 2001 Equity Incentive Plans as of March 31, 2003.

        Our subsidiary, InvestBio, Inc. has also issued to the members of its Board of Directors options to purchase shares of InvestBio, Inc.'s common stock at exercise prices generally 10% greater than the price at which such stock had been most recently offered. InvestBio, Inc.'s present policy is to grant options to purchase 10,000 shares to each director for each year of service in that capacity. Based on that policy, for other contributions to the Company and its subsidiaries, and in further recognition of services provided during InvestBio, Inc.'s initial start-up phase, options to purchase a total of 450,000 shares, with exercise prices between $1.10 and $2.3375, were granted to InvestBio, Inc.'s directors (including Mr. Mathis) pursuant to the InvestBio, Inc. 2001 Equity Incentive Plan.

        Scott Mathis, our Chairman and Chief Executive Officer, received 225,850 options, to purchase 225,850 shares of our common stock, in his capacity as a registered representative of InvestPrivate, Inc. The options have exercise prices between $1.10 and $2.75 per share.

        We have also issued options to the members of our Board of Advisors at exercise prices generally 10% greater than the price at which our common stock had been most recently offered. The number of options granted to each advisor varies based on the commitment and contribution expected from each member, with each Advisor to get a minimum of options to purchase 5,000 Shares for each year of service. Based on these policies, options to purchase a total of 201,000 Shares, with exercise prices ranging from $2.75 to $5.50, have been to date granted to the members of Board of Advisors pursuant to the Company's 2000 and 2001 Equity Incentive Plans, and with respect to InvestBio, Inc. (the subsidiary), options to purchase a total of 267,500 Shares, not including 50,000 shares that are reserved, with exercise prices ranging from $1.10 to $2.3375, have to date been granted.

        Certain of our Advisors who serve on our Scientific Advisory Board have received additional consideration for their services. Such consideration may take the form of additional stock options or a specified percentage of future investment profits earned by InvestBio, Inc. from an investment made based on the Advisor's introduction, evaluation and/or due diligence concerning the subject company. Ron Garren, M.D., a member of this Board who also serves as InvestBio, Inc.'s Chief Biotechnology Strategist, provides specified services including contributing to the InvestBio PRO's newsletter, writing numerous other investment-oriented pieces that are supplied to subscribers, and introducing us to biotech companies for purposes of investment or research. He is compensated by a fixed monthly retainer, additional stock options, and a percentage of investment profits with respect to any company that he introduces to InvestBio, Inc. and in which InvestBio, Inc. makes an investment.

Security Ownership Of Management
And Certain Beneficial Owners

        The following table presents information regarding the beneficial ownership of our common stock by:

  •
  each person who beneficially owns more than 5% of our common stock;

  •
  each of our directors and the executive officers named in the summary compensation table contained elsewhere in this prospectus; and

  •
  all current executive officers and directors as a group.

        Beneficial ownership is determined under the rules of the Securities and Exchange Commission. These rules deem common stock subject to options or warrants currently exercisable, or exercisable within 60 days, to be outstanding for purposes of computing the percentage ownership of the person holding the options or of a group of which the person is a member, but they do not deem such stock to be outstanding for purposes of computing the percentage ownership of any other person or group. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with regard to all shares beneficially owned. Except as otherwise indicated, the address for each of the named individuals is c/o Diversified Biotech Holdings Corporation, 500 Fifth Avenue, 56th Flr., New York, NY 10110.

        In the following table, percentage ownership for each shareholder before this offering is based on 9,822,659 shares of common stock. The percentage ownership for each shareholder after this offering also gives effect to the issuance of 2,500,000 shares of our common stock in this offering.

	Shares Beneficially Owned
Name	Number		Percent Owned prior to this Offering(1)	Percent Owned after this Offering
Scott L. Mathis, Chairman and CEO	4,892,586	(1)	46.27%	37.42%
Julian Beale, Director	384,400	(2)	3.81%	3.05%
Peter Lawrence, Director	164,386	(3)	1.65%	1.32%
Tim Holderbaum, Senior VP and Comptroller	52,474	(4)	*	*
Ronald S. Robbins, Executive VP and COO	50,000	(5)	*	*
Directors and Officers as a group (5 persons)	5,543,846		50.11%	40.88%

*
Less than 1%.

(1)
Includes (i) 646,650 options exercisable between $1.10 and $3.85 per share; (ii) 103,736 warrants exercisable between $2.50 and $3.50 per share; and (iii) the following shares of common stock that Mr. Mathis has voting control over:

1.
200,000 shares of common stock owned by Julian Beale

2.
30,000 shares owned by Jack Laschever

3.
30,000 shares owned by Mohamed Fezzani

4.
28,000 shares owned by Glen Hubbard

5.
10,000 shares owned by Rachel Kriger

6.
10,000 shares owned by Charlotte Collins

7.
13,000 shares owned by Dr. Tom Morter

  8.
  25,000 shares owned by Ronald Lang Trustee, Ronald Lang Revocable Trust U/A DTD 3/6/96

  9.
  20,000 shares owned by David Blechner

  10.
  20,000 shares owned by William T. Richardson TTEE

(2)
Includes 265,000 options exercisable between $1.10 and $3.85 per share. Does not include 200,000 shares of common stock owned by Mr. Beale but controlled by Mr. Mathis.

(3)
Includes 125,000 options exercisable between $2.20 and $3.85 per share.

(4)
Includes 49,624 options exercisable between $1.10 and $5.50 per share.

(5)
Represents options exercisable at $4.40 per share.

Description Of Capital Stock

        Diversified Biotech Holdings Corporation's authorized capital stock consists of 20,000,000 shares of common stock, par value $0.01 per share, of which 9,822,659 shares were issued and outstanding as of the date hereof.

Common Stock

        The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by the shareholders. The holders of common stock are entitled to receive dividends ratably, when, as and if declared by the Board of Directors, out of funds legally available therefore. In the event of a liquidation, dissolution or winding-up of Diversified Biotech Holdings Corporation, the holders of common stock are entitled to share equally and ratably in all assets remaining available for distribution after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The holders of shares of common stock, as such, have no conversion, preemptive, or other subscription rights and there are no redemption provisions applicable to the common stock.

Outstanding Warrants and Options

        We have 3,140,939 options outstanding of which 1,737,934 have vested with exercise prices between $1.10 and $5.50 per share.

        We have 268,316 warrants outstanding and exercisable between $2.50 and $5.00 per share.

Underwriters' Warrants

        Upon completion of this offering, we will sell to the underwriters, for their own accounts, warrants covering an aggregate of up to            shares of common stock exercisable at a price of $    .00 per share. The underwriters will pay a price of $            per warrant. The underwriters may exercise these warrants as to all or any lesser number of the underlying shares of common stock commencing on the first anniversary of the date of this offering until the fifth anniversary of the date of this offering. The terms of these warrants require us to register the common stock for which these warrants are exercisable within one year from the date of the prospectus. These underwriters' warrants are not transferable by the warrant holders other than to officers and partners of the underwriters. The exercise price of these underwriters' warrants and the number of shares of common stock for which these warrants are exercisable are subject to adjustment to protect the warrant holders against dilution in certain events.

Transfer Agent And Registrar

        Continental Stock Transfer and Trust Company will be the transfer agent for our common stock.

Shares Eligible For Future Sale

        Shares Outstanding and Freely Tradable After Offering.    Upon completion of this offering, we will have approximately 12,322,659 shares of common stock outstanding. The 2,500,000 shares to be sold by Diversified Biotech Holdings Corporation in this offering will be freely tradable without restriction or limitation under the Securities Act, except for any such shares held by "affiliates" of Diversified Biotech Holdings Corporation, as such term is defined under Rule 144 of the Securities Act, which shares will be subject to the resale limitations under Rule 144. All of the remaining 9,822,659 outstanding shares are "restricted securities" within the meaning of Rule 144 and may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. All of these restricted shares of common stock will become eligible for resale under Rule 144 one year from the date that the securities offered herein are declared "effective" by the Securities and Exchange Commission.

        Rule 144.    In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year, including an affiliate of the Company, would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of 1% of the then-outstanding shares of common stock (approximately 123,227 shares after this offering) and the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Commission, provided certain manner of sale and notice requirements and requirements as to the availability of current public information about the Company are satisfied. In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock. As defined in Rule 144, an "affiliate" of an issuer is a person who, directly or indirectly, through the use of one or more intermediaries controls, or is controlled by, or is under common control with, such issuer. Under Rule 144(k), a holder of "restricted securities" who is not deemed an affiliate of the issuer and who has beneficially owned shares for at least two years would be entitled to sell shares under Rule 144(k) without regard to the limitations described above.

        Effect of Substantial Sales on Market Price of Common Stock.    We are unable to estimate the number of shares that may be sold in the future by our existing shareholders or the effect, if any, that such sales will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock, or the prospect of such sales, could adversely affect the market price of the common stock.

  Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,140,939	3.02	859, 061
Equity compensation plans not approved by security holders	268,316	3.19	0
Total	3,409,255	3.03	859, 061

Underwriting

        Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, each of the underwriters named below, for whom InvestPrivate, Inc. is acting as a representative, has severally agreed to purchase from us the number of shares of common stock set forth opposite its name below:

Underwriters	Number Of Shares
InvestPrivate, Inc
Total	2,500,000

        The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions. The nature of the underwriters' obligations is that they are committed to purchase and pay for all of the above shares of common stock if any are purchased.

Public Offering Price and Dealers Concession

        The underwriters propose initially to offer the shares of common stock offered by this prospectus to the public at the public offering price per share set forth on the cover page of this prospectus and to certain dealers, who are members of the National Association of Securities Dealers, Inc., at that price less a concession not in excess of $            per share. The underwriters may allow, and these dealers may reallow, a discount not in excess of $            per share on sales to certain other NASD member dealers. After commencement of this offering, the offering price, discount price and reallowance may be changed by the underwriters. No such change will alter the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

Over-allotment Option

        We have granted the underwriters an option, which may be exercised within 45 days after the date of this prospectus, to purchase up to 375,000 additional shares of common stock to cover over-allotments, if any, at the initial public offering price, less the underwriting discount set forth on the cover page of this prospectus. If the underwriters exercise their over-allotment option to purchase any of these additional 375,000 shares of common stock, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered by this prospectus are being sold. We will be obligated, pursuant to the over-allotment option, to sell shares to the underwriters if the underwriters exercise their over-allotment option. The underwriters may exercise their over-allotment option only to cover over-allotments made in connection with the sale of the shares of common stock offered by this prospectus.

Non-accountable Expense Allowance

        We have agreed to pay the underwriters a non-accountable expense allowance of 3% of the gross proceeds derived from the sale of the shares of common stock underwritten (including the sale of any shares of common stock that the underwriters' may sell to cover over-allotments, if any, pursuant to the over-allotment option), $            of which has been paid as of the date of this prospectus. We have also agreed to pay all expenses in connection with qualifying the common stock offered hereby for sale under the laws of such states as                        and the underwriters may designate and registering the offering with the NASD, including filing fees and fees and expenses of counsel retained for these purposes.

Underwriting Compensation

        The following table summarizes the compensation to be paid to the underwriters by us:

Total
	Per Share	Without Over-Allotment	With Over-Allotment
Underwriting discounts paid by us

Indemnification of Underwriters

        We have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in connection with these liabilities.

Underwriters' Warrants

        Upon completion of this offering, we will sell to the underwriters, for their own accounts, warrants covering an aggregate of up to            shares of common stock exercisable at a price of $    .00 per share. The underwriters will pay a price of $            per warrant. The underwriters may exercise these warrants as to all or any lesser number of the underlying shares of common stock commencing on the first anniversary of the date of this offering until the fifth anniversary of the date of this offering. The terms of these warrants require us to register the common stock for which these warrants are exercisable within one year from the date of the prospectus. These underwriters' warrants are not transferable by the warrant holders other than to officers and partners of the underwriters. The exercise price of these underwriters' warrants and the number of shares of common stock for which these warrants are exercisable are subject to adjustment to protect the warrant holders against dilution in certain events.

Stabilization and Other Transactions

        In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the common stock. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Securities and Exchange Act of 1934, pursuant to which the underwriters may bid for, or purchase, common stock for the purpose of stabilizing the market price. The underwriters also may create a short position by selling more common stock in connection with this offering than they are committed to purchase from us, and in such case may purchase common stock in the open market following completion of this offering to cover all or a portion of such short position. In addition, the underwriters may impose "penalty bids" whereby they may reclaim from a dealer participating in this offering, the selling concession with respect to the common stock that it distributed in this offering, but which was subsequently purchased for the accounts of the underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the common stock at a level above that which might otherwise prevail in the open market. None of the transactions described in the paragraph is required, and, if they are undertaken, they may be discontinued at any time.

Discretionary Accounts

        The underwriters have informed us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

Determination of Offering Price

        Diversified Biotech Holdings Corporation's common stock has not been quoted or traded on any securities market prior to this offering. Accordingly, Diversified Biotech Holdings Corporation is determining the price of the common stock in this offering through consultation and negotiation with the representative of the underwriters. Among the factors to be considered in such negotiations are the preliminary demand for the common stock, the prevailing market and economic conditions, Diversified Biotech Holdings Corporation's results of operations, estimates of its business potential and earnings prospects, the present state of its business operations, an assessment of its management, the number of shares of common stock being offered and the total number of shares to be outstanding upon completion of this offering, the price that purchasers might be expected to pay for the common stock given the nature of Diversified Biotech Holdings Corporation and the general condition of the securities markets at the time of the offering, the consideration of these factors in relation to the market valuation of comparable companies in related businesses or whose operations are conducted in the same geographic area as those of Diversified Biotech Holdings Corporation and the current condition of the markets in which Diversified Biotech Holdings Corporation operates. There can be no assurance that an active trading market will develop for the common stock after this offering or that the common stock will trade in the public market subsequent to this offering at or above the initial public offering price.

        Diversified Biotech Holdings Corporation wholly owns InvestPrivate, Inc. Under Rule 2720 of the National Association of Securities Dealers, Inc. Conduct Rules, when a member of the NASD, such as InvestPrivate, Inc., participates in the public distribution of securities of an affiliate, as defined in the NASD rules, and where there is no "bona fide independent market" for such securities, the public offering price can be no higher than that recommended by a qualified independent underwriter.                        a qualified independent underwriter has recommended a maximum initial public offering price of $            per share. Pursuant to Rule 2720 of the NASD Conduct Rules, the shares of common stock are being offered at a price no greater than the maximum recommended by                        , which firm has informed us that it has performed due diligence with respect to the information contained in the registration statement of which this prospectus forms a part.                        will receive a fee of $                        for its services in connection with recommending the maximum initial public offering price.

Legal Matters

        The validity of the common stock offered hereby will be passed upon for Diversified Biotech Holdings Corporation by Sichenzia Ross Friedman Ference LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by the Law Offices of Eric S. Hutner & Associates.

Experts

        Diversified Biotech Holdings Corporation's financial statements as of and for the year ended December 31, 2002 and 2001 included in this prospectus have been audited by Hays and Company LLP, independent certified public accountants, as stated in their report appearing herein and are so included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Where To Find More Information

        We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. This prospectus omits certain information contained in the registration statement and the exhibits thereto, and reference is made to the registration statement and the exhibits thereto for further information with respect to us and the shares of common stock offered hereby. The registration statement, including exhibits and schedules filed therewith, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. At the effective date of this offering, we will be required to file reports pursuant to the Securities Exchange Act of 1934. Copies of such materials may be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 upon payment of the prescribed fees. Electronic registration statements filed through the Electronic Data Gathering, Analysis, and Retrieval System are publicly available through the commission's Website (http://www.sec.gov). Following the effective date hereof, we intend to be a reporting company under the Securities Exchange Act of 1934.

DIVERSIFIED BIOTECH HOLDINGS CORPORATION AND
SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2002 AND 2001 AND THE
THREE MONTHS ENDED MARCH 31, 2003 (UNAUDITED)
AND 2002 (UNAUDITED)

DIVERSIFIED BIOTECH HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

CONTENTS

INDEPENDENT AUDITOR'S REPORT	F-2
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2002 AND 2001 AND MARCH 31, 2003 (UNAUDITED)	F-3
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001 AND THE THREE MONTHS ENDED MARCH 31, 2003 (UNAUDITED) AND 2002 (UNAUDITED)	F-4
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002 AND THE THREE MONTHS ENDED MARCH 31, 2003 (UNAUDITED)	F-5
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001 AND THE THREE MONTHS ENDED MARCH 31, 2003 (UNAUDITED) AND 2002 (UNAUDITED)	F-6
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR YEARS ENDED DECEMBER 31, 2002 AND 2001	F-7 - F-18

INDEPENDENT AUDITOR'S REPORT

To The Board of Directors
Diversified Biotech Holdings Corporation
New York, NY

        We have audited the accompanying consolidated balance sheets of Diversified Biotech Holdings Corporation and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Diversified Biotech Holdings Corporation and Subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred significant recurring losses from operations and negative operating cash flows. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1 to the consolidated financial statements. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  HAYS & COMPANY LLP

March 19, 2003
New York, NY

DIVERSIFIED BIOTECH HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,		March 31,
	2002	2001	2003
			(Unaudited)
ASSETS
Cash and cash equivalents	$1,450,610	$1,227,314	$1,531,076
Due from clearing broker	220,539	283,254	302,342
Investment securities, at fair value	1,262,569	2,790,956	1,247,949
Advances to employees	328,156	1,085,218	340,420
Property and equipment, net	771,167	907,382	711,249
Security deposit	360,868	360,868	360,868
Other assets	101,243	221,440	129,256

	$4,495,152	$6,876,432	$4,623,160

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Accounts payable and accrued expenses	$499,188	$623,778	$450,087

Commitments and contingencies (Notes 5, 6, 7, 8, 9 and 10)
Minority interest	1,001,425	1,294,012	812,495

Stockholders' equity
Common stock—$.01 par value—20,000,000 shares authorized; 9,211,515, 8,130,907 and 9,822,659 shares issued and outstanding	92,115	81,309	98,227
Additional paid-capital	16,917,418	12,433,509	18,318,705
Unearned compensation	(50,575)	—	(40,665)
Accumulated deficit	(13,964,419)	(7,556,176)	(15,015,689)

	2,994,539	4,958,642	3,360,578

	$4,495,152	$6,876,432	$4,623,160

See accompanying notes to the consolidated financial statements.

DIVERSIFIED BIOTECH HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,		Three months ended March 31,
	2002	2001	2003	2002
			(Unaudited)
Revenues
Brokerage commissions	$2,615,010	$1,024,226	$495,047	$603,186
Private placement fees	426,628	752,067	131,708	153,562
Realized (loss) gain on investments	(1,299,499)	383,862	—	51,376
Unrealized (loss) gain on investments	(555,754)	162,208	(14,620)	(845,864)
Interest and dividend income	36,455	9,477	10,505	10,693
Other income	381,132	408,887	46,200	181,609

	1,603,972	2,740,727	668,840	154,562

Expenses
Commissions, salaries and related costs	4,364,961	3,439,978	823,021	898,473
Rent and occupancy	763,853	380,142	204,017	181,366
Operating expenses	2,734,851	1,374,422	641,523	811,864
Professional fees	444,503	461,536	117,250	104,579
Customer settlements	422,201	—	51,373	46,677
Interest expense	16,592	11,985	2,510	4,730
Depreciation and amortization	264,311	108,961	69,346	66,078

	9,011,272	5,777,024	1,909,040	2,113,767

Loss before minority interest	(7,407,300)	(3,036,297)	(1,240,200)	(1,959,205)
Minority interest in operations	999,057	(8,219)	188,930	352,491

Net loss	$(6,408,243)	$(3,044,516)	$(1,051,270)	$(1,606,714)

Basic and diluted net loss per share	$(0.77)	$(0.43)	$(0.11)	$(0.20)

Weighted average common shares outstanding	8,368,314	7,129,931	9,536,875	8,216,928

See accompanying notes to the consolidated financial statements.

DIVERSIFIED BIOTECH HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

	Common stock
			Additional paid-in capital	Unearned compensation	Accumulated deficit
	Shares	Amount				Total
Balance at January 1, 2001	5,738,940	$57,389	$5,309,978	$—	$(4,511,660)	$855,707
Issuance of common stock for cash	2,391,967	23,920	4,379,014	—	—	4,402,934
Costs related to issuance of common stock	—	—	(186,881)	—	—	(186,881)
Additional shares of capital stock sold by a subsidiary, net of related issuance costs of $300,685	—	—	2,931,398	—	—	2,931,398
Net loss	—	—	—	—	(3,044,516)	(3,044,516)

Balance at December 31, 2001	8,130,907	81,309	12,433,509	—	(7,556,176)	4,958,642
Issuance of common stock for cash	832,146	8,322	2,222,802	—	—	2,231,124
Costs related to issuance of common stock			(158,504)			(158,504)
Issuance of common stock for services	5,000	50	14,950	—	—	15,000
Issuance of common stock for customer settlements	71,840	718	203,882	—	—	204,600
Conversion of bridge notes and accrued interest payable	171,622	1,716	384,433	—	—	386,149
Issuance of options for services	—	—	93,896	(50,575)	—	43,321
Additional shares of capital stock sold by a subsidiary, net of related issuance costs of $264,270	—	—	1,722,450	—	—	1,722,450
Net loss	—	—	—	—	(6,408,243)	(6,408,243)

Balance at December 31, 2002	9,211,515	92,115	16,917,418	(50,575)	(13,964,419)	2,994,539
Issuance of common stock for cash	611,144	6,112	1,521,749	—		1,527,861
Costs related to issuance of common stock	—	—	(122,230)	—		(122,230)
Issuance of options for services	—	—	1,768	9,910		11,678
Net loss	—	—	—	—	(1,051,270)	(1,051,270)

Balance at March 31, 2003 (Unaudited)	9,822,659	$98,227	$18,318,705	$(40,665)	$(15,015,689)	$3,360,578

See accompanying notes to the consolidated financial statements.

DIVERSIFIED BIOTECH HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,		Three months ended March 31,
	2002	2001	2003	2002
			(Unaudited)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
Cash flows from operating activities
Net loss	$(6,408,243)	$(3,044,516)	$(1,051,270)	$(1,606,714)
Adjustments to reconcile net loss to net cash used in operating activities:
Net realized and unrealized losses (gains) on investments	1,855,253	(546,070)	14,620	794,488
Depreciation and amortization	264,311	108,961	69,346	66,078
Non-cash portion of cutomer settlements	204,600	—	—	—
Stock compensation	58,321	—	11,678	—
Minority interest in operations	(999,057)	8,219	(188,930)	(352,491)
Changes in operating assets and liabilities
Due from clearing broker	62,715	(283,254)	(81,803)	(118,052)
Trading securities	623,134	(1,844,886)	—	221,590
Advances to employees	757,062	(1,085,218)	(12,264)	(35,751)
Other assets	120,197	(233,923)	(28,013)	(36,045)
Accounts payable and accrued expenses	(121,602)	152,234	(49,101)	(162,940)

Net cash used in operating activities	(3,583,309)	(6,768,453)	(1,315,737)	(1,229,837)

Cash flows from investing activities
Purchases of property and equipment	(128,096)	(281,367)	(9,428)	(105,942)
Purchase of investments	(950,000)	(300,000)	—	(700,000)

Net cash used in investing activities	(1,078,096)	(581,367)	(9,428)	(805,942)

Cash flows from financing activities
Proceeds from sale of capital stock by subsidiary	2,428,920	4,217,190	—	1,400,259
Proceeds from the issuance of common stock	2,231,124	4,402,934	1,527,861	412,791
Proceeds from bridge loans	383,161	—	—	—
Payment of stock issuance costs	(158,504)	(186,881)	(122,230)	—

Net cash provided by financing activities	4,884,701	8,433,243	1,405,631	1,813,050

Net increase (decrease) in cash and cash equivalents	223,296	1,083,423	80,466	(222,729)
Cash and cash equivalents, beginning of year	1,227,314	143,891	1,450,610	1,227,314

Cash and cash equivalents, end of year	$1,450,610	$1,227,314	$1,531,076	$1,004,585

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$16,592	$11,985	$2,510	$4,730

Income taxes paid	$—	$—	$—	$—

Conversion of bridge notes and accrued interest payable to common stock	$386,149	$—	$—	$—

See accompanying notes to the consolidated financial statements.

DIVERSIFIED BIOTECH HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2002 AND 2001

1      The Company

  Organization

        Diversified Biotech Holdings Corporation (the "Company") was formed to participate in the biotechnology industry. The Company conducts its business through its wholly-owned subsidiary, InvestPrivate, Inc. ("IP") and its majority owned subsidiary, InvestBio, Inc. ("InvestBio"). IP is a broker dealer registered with the Securities and Exchange Commission and a member of the National Association of Securities Dealers Inc. ("NASD"). IP handles private equity transactions and engages in traditional retail commission-basis business specializing in biotechnology investing. InvestBio creates and takes advantage of opportunities in merchant banking, publishing, investing and consulting in the biotechnology industry. The Company owned 63.37% and 70.19% of the common stock of InvestBio for the years ended December 31, 2002 and 2001, respectively. DBGI Advisors, Inc, a registered Investment Advisor under the Investment Advisers Act of 1940, ("DBGI Advisors"), is a wholly-owned subsidiary of InvestBio and serves as an investment advisor to a biotechnology-oriented mutual fund, InvestBio Opportunity Fund, ("Mutual Fund"). The Company conducts its business principally in the United States and operates in one industry segment.

        The Company was incorporated in the state of Delaware in April 1999 under the name of InvestPrivate.com, Inc. On November 15, 2000, InvestPrivate.com, Inc changed its name to InvestPrivate, Inc. On February 8, 2001, InvestPrivate, Inc changed its name to InvestPrivate Holdings Corp and incorporated IP as its wholly owned subsidiary. On October 14, 2002, InvestPrivate Holdings Corp changed its name to Diversified Biotech Holdings Corporation.

        On April 18, 2003, the majority owned subsidiary, Diversified Biotech Group Inc changed its name InvestBio, Inc.

        The Company is subject to risks common to companies investing and trading securities in the biotechnology industry, including, but not limited to, successful commercialization of product candidates of investee companies, sufficient financing for investee companies and the general uncertainties of the equity markets.

  Going concern

        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred significant recurring losses from operations and negative operating cash flows, which have been financed primarily by proceeds from stock issuances. As a result, the Company had an accumulated deficit of $13,964,419 and $7,556,176 at December 31, 2002 and 2001, respectively. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        Management plans to provide for additional working capital and funds for the continued development of its investments and business plan through an Initial Public Offering ("IPO") or additional private placements of the Company's common stock. The ability of the Company to continue as a going concern is contingent upon it obtaining such additional equity capital financing. The Company's ability to obtain such financing is contingent upon the success of its investments and products and its ability to access capital resources. No assurance can be given as to the Company's ability to realize its investments or business plan or successfully complete an IPO, or obtain future private placements.

2      Summary of significant accounting policies

  Principles of consolidation

        The Company's consolidated financial statements include the accounts of the Company and its subsidiaries. All material inter-company balances and transactions have been eliminated in the consolidation.

  Cash and cash equivalents

        Cash and cash equivalents include all cash balances and highly liquid investments which are readily convertible into cash. The Company's cash and cash equivalents at times may exceed insured limits.

  Investment securities

        The Company's investments consist of trading securities, investment in an affiliated Mutual Fund and investments in non-public companies. The investments in the non-public companies ("Other investments") consist of three venture capital investments in biotechnology companies.

        For trading securities, unrealized holding gains and losses, net of related tax effects, are included in operations. Realized gains and losses are computed using the specific identification method for investment securities.

        Investments are stated at fair value as determined by management. Securities for which a public market exists are valued by management at quoted market prices at the balance sheet date. In establishing the fair value of the non-publicly traded securities, management takes into consideration the financial condition and operating results of the portfolio companies, the nature of the investment, the price of subsequent rounds of financing, and other factors management deems appropriate. The fair value of such investments is taken to be cost unless management determines pursuant to the Company's valuation procedures, that such valuation is no longer fair or appropriate. Because of the inherent uncertainty of valuation, these estimated values may differ significantly from the values that would have been used had a ready market for the non-publicly traded securities existed, and the differences could be material.

  Advances to employees

        Advances to certain employees, registered representatives in IP, are loans (usually upon hire) that are forgivable based upon the terms of employment and productivity of the registered representatives and are included in compensation when earned.

  Property and equipment

        Property and equipment are recorded at cost. Depreciation is recorded on accelerated and straight-line methods over the estimated useful life of the related assets, five to seven years.

  Website development costs

        Costs incurred in the development of the core software for the Company's website infrastructure are capitalized in accordance with Statement of Position 98-1 "Accounting for the Costs of Software Developed or Obtained for Internal Use" and are amortized over the expected useful life of the developed software of three years. These capitalized costs are included in "Property and equipment, net" in the accompanying consolidated balance sheets. Costs incurred in the development of content for the Company's website and maintenance are expensed as incurred.

  Impairment of long-lived assets

        The Company periodically reviews its long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Impairment is determined to exist if estimated undiscounted future cash flows are less than the carrying amount of the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

  Financial instruments

        The Company's financial instruments include cash and cash equivalents, and accounts payable and accrued expenses. These financial instruments are carried at cost, which unless otherwise disclosed, approximates fair value due to their short maturities.

  Significant credit risk

        IP, the broker-dealer, executes, as agent, securities transactions on behalf of its customers. If either the customer or counter-party fails to perform, IP may sustain a loss if the market value of the security is different from the contract value of the transaction. IP, as a non-clearing broker, does not handle any customer funds or securities. The responsibility for processing customer transactions rests with the broker-dealer's clearing firm, Fiserv Securities, Inc.

  Brokerage commissions

        Brokerage commissions and related clearing charges are recorded on a trade date basis as securities transactions occur.

  Private placement fees

        Private placement fees are earned when the investments are sold and are no longer subject to renegotiation or refund.

  Advertising and promotion

        The Company expenses advertising and promotion costs as incurred. Advertising and promotion costs were $579,719 and $176,173 for the years ended December 31, 2002 and 2001, respectively.

  Income taxes

        The Company files consolidated income tax returns with its wholly owned subsidiary and InvestBio files separate returns. Deferred income taxes are provided for differences between financial and tax reporting on the liability method. The liability method requires the determination of deferred tax assets and liabilities based on the differences between the financial statement and income tax bases of assets and liabilities, using enacted tax rates and laws currently in effect. Additionally, net deferred tax assets are adjusted by a valuation allowance, if, based on the weight of available evidence, it is uncertain that some portion or all of the net deferred tax assets will not be realized.

  Basic and diluted earnings per common share

        The Company displays earnings per share in a dual presentation of basic and diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income or loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share include the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

        Outstanding common stock options and warrants have not been considered in the computation of diluted earnings per share amounts, since the effect of their inclusion would be antidilutive. Accordingly, basic and diluted earnings per share are identical.

  Stock based compensation

        The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123") for stock based grants issued to its employees. The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations, in accounting for its stock based grants issued to its employees and recognizes non-cash compensation charges related to the intrinsic value of its grants. The Company accounts for stock based grants issued to non-employees at fair value in accordance with SFAS 123 and EITF 96-18 "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or In Conjunction with Selling, Goods or Services."

  Use of estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Impact of recently issued accounting pronouncements

        In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections which is effective for fiscal years beginning after May 15, 2002. SFAS No. 145 updates, clarifies and simplifies certain existing accounting pronouncements. The Company does not expect that the standard will have a significant impact on the Company's financial position, results of operations or cash flows.

        In June, 2002, the FASB issued SFAS No. 146 Accounting for Costs Associated with Exit or Disposal Activities which supersedes Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of the commitment to an exit or disposal plan. This statement is effective for exit or disposal activities that are initiated after December 31, 2002 and the Company does not expect that its adoption will have a material impact on its financial position, results of operations or cash flows.

        In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123" ("SFAS 148"). SFAS 148 amends SFAS 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. As discussed above in the "Stock Based Compensation" section, the Company has elected the disclosure-only sections of SFAS 123 and therefore SFAS 148 does not apply to the Company's accounting and reporting practices.

        In November 2002, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of the Indebtedness of Others." The Company does not expect that the standard will have a significant impact on the Company's financial position, results of operations or cash flows.

        In January 2003 the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), which addresses consolidation by business enterprises that control another entity thorough interest other than voting interests (referred to as a variable interest entity or ("VIE"). The Company does not expect that the standard will have a significant impact on the Company's financial position, results of operations or cash flows.

        The Company does not believe that any other recently issued but not yet effective accounting standards will have a material effect on the Company's financial position, results of operations or cash flows.

  Interim financial information

        The accompanying unaudited financial information for the three months ended March 31, 2003 and 2002, have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with Regulation S-B. Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. All references to amounts at March 31, 2003, and the three month periods ended March 31, 2003 and 2002, are unaudited.

3      Investment securities

        Investments at December 31, 2002 and 2001 are as follows:

December 31, 2002	Cost	Unrealized gains (losses)	Fair value
Trading securities	$505,215	$(393,546)	$111,669
Affiliated Mutual Fund	100,000	900	100,900
Other investments	1,050,000	—	1,050,000

	$1,655,215	$(392,646)	$1,262,569

December 31, 2001	Cost	Unrealized gains (losses)	Fair value
Trading securities	$2,328,748	$162,208	$2,490,956
Other investments	300,000	—	300,000

	$2,628,748	$162,208	$2,790,956

        Investment securities with fair value of $2,322,976 and $2,807,302 were sold during 2002 and 2001, respectively, resulting in a net realized loss of ($1,299,499) for 2002 and net realized gain of $383,862 for 2001.

4      Property and equipment

        Property and equipment consist of the following:

	December 31,
	2002	2001
Office and computer equipment	$373,185	$311,713
Leasehold Improvements	79,837	67,079
Furniture and fixtures	202,845	131,650
Website development costs	488,571	505,900

	1,144,438	1,016,342
Accumulated depreciation and amortization	373,271	108,960

	$771,167	$907,382

        Depreciation and amortization expense was $264,311 and $108,961 for the years ended December 31, 2002 and 2001.

5      Income taxes

        There is no current provision for corporate income taxes for the years ended December 31, 2002, and 2001 as the Company generated net losses for income tax purposes. At December 31, 2002, the Company had available for federal income tax purposes net operating loss carryforwards of approximately $11,556,000 that expire in years 2019 through 2022. At December 31, 2002, the Company had capital loss carryforwards of $1,298,000 that expire in 2007.

        Internal Revenue Code Section 382 places a limitation on the utilization of Federal net operating loss carryforwards when an ownership change, as defined by tax law, occurs. Generally, an ownership change, as defined, occurs when a greater than 50 percent change in ownership takes place. The annual utilization of net operating loss carryforwards generated prior to such changes in ownership will be limited, in any one year, to a percentage of fair market value of the Company at the time of the ownership change. Such an ownership change may occur upon completion of an IPO in the future or from additional equity financing obtained by the Company. The Company has not conducted a study of prior year ownership charges to determine if a limitation on the utilitization of net operating loss carryforwards has occurred. As such, there may be limitations on the use of such carryforwards presented.

        The approximate tax effects of temporary differences that give rise to deferred tax assets and liabilities are summarized as follows:

	December 31,
	2002	2001
Deferred tax assets (liabilities):
Net operating loss carryforwards	$4,620,000	$2,550,000
Capital loss carryforwards	520,000	—
Unrealized loss(gain)	220,000	(65,000)
Other accounts	80,000	31,000

Total deferred tax assets	5,440,000	2,516,000
Valuation allowance	(5,440,000)	(2,516,000)

Net deferred tax assets	$—	$—

        The net increase in the valuation allowance for the years ended December 31, 2002 and 2001 was $2,924,000 and $1,134,000, respectively, which principally resulted from taxable losses generated in those years and the determination by the Company that it was uncertain that the deferred tax assets would ultimately be realized.

6      Stockholders' equity

  Common stock issuances

        During the year ended December 31, 2001, the Company issued 2,391,967 shares of its common stock through direct subscriptions and private placements at prices ranging from $1.00 to $3.00 per share and raised gross proceeds of $4,402,934.

        During the year ended December 31, 2002, the Company issued 832,146 shares of its common stock through direct subscriptions and private placements at prices ranging from $2.50 to $3.00 per share and raised gross proceeds of $2,231,124.

        Subsequently through February 27, 2003, the Company issued 611,144 shares of common stock through a private placement at $2.50 per share and raised gross proceeds of $1,527,861. In connection with the stock sale, the Company issued 78,645 warrants.

        During 2002, the Company issued 5,000 shares of common stock for services rendered by outside vendors. The issuance of these shares was valued at $3.00 per share, which resulted in a charge to operations of $15,000. During 2002, the Company also issued 71,840 shares of stock in settlement of customer claims. The value of these shares ranged from $2.50 to $3.00 per share, which resulted in a charge to operations of $204,600. In addition, the Company received proceeds of $383,161 from a bridge loan financing. The bridge loans and accrued interest were converted into 171,622 shares of common stock at a price of $2.25 per share.

        The Company's subsidiary, InvestBio issued 1,722,313 and 3,823,100 shares of its common stock through direct subscriptions and private placements at prices ranging from $1.00 to $2.125 for gross proceeds of $2,693,190 and $4,517,875 for the years ended December 31, 2002 and 2001, respectively. Since the shares were sold above book value, the Company recorded additional paid in capital of $1,722,450 and $2,931,398 for these issuances for the years ended December 31, 2002 and 2001, respectively.

        The Company and InvestBio incurred costs related to the issuance of common stock of $422,774 and $487,566 in cash during 2002 and 2001. In connection with issuance of common stock, warrants were granted to purchase 450,141 shares of InvestBio's common stock during 2002 and 36,559 shares of the Company's common stock during 2001.

  Stock option plans

        The Company established a 2000 Equity Incentive Plan and a 2001 Equity Incentive Plan (collectively the "Plan"). The Plan allows employees to purchase stock in the Company pursuant to options that qualify as incentive stock options under Section 422 of the Internal Revenue Code. Directors, employees and consultants may also purchase stock in the Company pursuant to options granted that do not qualify as incentive stock options ("ISO"). The Plan also provides for the awarding of stock and stock appreciation rights. The Company has reserved 3,000,000 shares for the exercise of these options. In the case of the incentive stock option plan, the exercise price under the Plan shall not be less than 100% (110% in the case of an ISO granted to a 10% shareholder) of the fair market value of the stock on the date of the grant of the option as determined by the Company and for non-qualified options, the exercise price shall be determined in the discretion of the board of directors, subject to any minimum required by law or applicable regulation. Pursuant to the board of directors' policy, all options granted under the plans have an exercise price 10% higher than the price of the Company's stock most recently sold or offered. Under the Plan, options issued are exercisable at such times as determined by the Company, but no later than ten years (five years in case of an ISO granted to a 10% shareholder) after the date of the grant.

        All options outstanding generally have a term of five years from the date of grant, subject to earlier cancellation upon termination of employment, resignation, disability or death. The options vest pursuant to the terms of each individual option, which ranged from immediate to a four year period. As of December 31, 2002, options to purchase 2,783,581 shares of common stock have been granted under the Plan.

        During January, 2003, the Company granted 543,000 options to officers, directors and employees at $2.75 per share, and cancelled existing options totaling 177,225 for terminated employees. In addition, on February 27, 2003, the Company increased by 1,000,000 the aggregate number of shares of common stock for which awards may be granted under the 2001 Equity Incentive Plan.

        The Company's subsidiary, InvestBio established a 2001 Equity Incentive Plan and has reserved 2,000,000 shares of InvestBio stock for the exercise of these options. As of December 31, 2002, options to purchase 867,500 shares of common stock were outstanding under the Plan. The terms of the InvestBio plan are the same as the Company's Plan. An additional 50,000 shares have been reserved under an agreement with an outside advisor.

        The following table presents the combined activity of the plans stock option issuances for the Company and InvestBio for the years ended December 31, 2001 and 2002:

	Options	Weighted Average Exercise Price
Outstanding at January 1, 2001	964,567	$4.58
Granted	3,192,031	$3.26
Cancelled	(933,800)	$4.14

Outstanding at December 31, 2001	3,222,798	$3.40
Granted	1,976,300	$2.73
Cancelled	(1,548,017)	$3.99

Outstanding at December 31, 2002	3,651,081	$2.78

        The weighted average fair value of grants during the years ended December 31, 2002 and 2001 were $2.21 and $2.29, respectively.

        The following table presents, for each of the following classes of options as determined by range of exercise price, the information regarding weighted-average exercise price and weighted average remaining contractual life as of December 31, 2002:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Life	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Life
$1.10 - $2.75	1,993,070	$1.78	4.0	1,276,808	$1.43	3.7
$3.30 - $3.85	1,031,852	$3.57	3.1	711,643	$3.65	2.7
$4.40 - $5.50	626,159	$4.70	3.5	271,350	$5.04	2.8

        In accordance with the requirements of SFAS 123, the following are the pro forma net loss and net loss per share amounts for the years ended December 31, 2002 and 2001, as if the compensation cost for options issued had been determined based on the fair value at the grant date for grants in 2002 and 2001, consistent with the provisions of SFAS 123:

	Year ended December 31,
	2002	2001
Net loss as reported	$(6,408,243)	$(3,044,516)
Basic and diluted per share as reported	$(0.77)	$(0.43)
Pro forma net loss	$(6,628,691)	$(3,127,893)
Pro forma basic and diluted loss per share	$(0.79)	$(0.44)

        The fair value of the Company' stock options granted to directors, officers and employees for the years ended December 31, 2002 and 2001 were approximately $178,040 and $106,885, respectively, and was estimated on the date of grant using the minimum value method with the following assumptions (1) risk-free interest rates ranging from 2.78% to 4.98%, (2) expected lives of five years and (3) dividend yield 0%.

  Non-employee options

        During 2002 and 2001, the Company and InvestBio granted options to their scientific advisory board and consultants to purchase 406,750 and 101,750 shares of common stock at exercise prices ranging from $1.10 to $5.50 which resulted in a compensation charge of $43,321 in 2002 and none in 2001.

  Warrants

        At December 31, 2002, the Company had outstanding warrants to purchase 189,671 shares of the Company's common stock at exercise prices ranging from $3.00 to $5.00 per share. These warrants were issued in connection with stock offerings of the Company. The warrants are exercisable for five years from the date of issuance.

        At December 31, 2002, InvestBio had outstanding warrants to purchase 450,141 shares of InvestBio's common stock at exercise prices ranging from $1.25 to $2.125 per share. These warrants were issued in connection with stock offerings of InvestBio. The warrants are exercisable for five years from the date of issuance.

        The following table presents the combined activity for the Company and InvestBio, for each of the following classes of warrants as determined by range of exercise price, the information regarding warrants outstanding and weighted-average exercise price as of December 31, 2002:

	Warrants Outstanding
Range of Exercise Price	Number of Warrants	Weighted Average Exercise Price
$1.25 - $2.125	450,141	$1.435
$3.00 - $5.00	189,671	$3.476

7      Commitments and contingencies

  Lease

        The Company has entered into an office lease for their premises in New York City through April 30, 2010. For the years ended December 31, 2002 and 2001 rent expense was approximately $711,000 and $339,000 respectively. The minimum lease obligations are approximately as follows:

Year ending December 31,
2003	$679,000
2004	699,000
2005	720,000
2006	742,000
2007	764,000
Thereafter	1,836,000

$5,440,000

        In December 2001, the Company entered into an amended office lease agreement for additional office space. In accordance with the amended lease agreement, the security deposit increased from $168,328 to $360,868. The additional security deposit is comprised of a certificate of deposit with a major financial institution. The certificate of deposit is used to collateralize the lease deposit on the Company's additional premises.

  Net capital requirement

        IP is a registered broker-dealer in securities with the Securities and Exchange Commission and, accordingly, is subject to the Securities and Exchange Commission Uniform Net Capital Rule (15c-3-1). This rule requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 8 to 1 for a first year broker dealer (and that equity capital may not be withdrawn or cash dividends paid if the resulting net capital ratio would exceed 10 to 1). At December 31, 2002, IP had net capital of $211,584 which was $111,584 above its required net capital of $100,000.

8      Related party transactions

        On March 27, 2002, the Company entered into an agreement with one of the Company's scientific advisory board members. The advisory board member is to provide consulting services to the Company, represent the Company in the biotech industry and contribute to the Company's monthly newsletters for a fee of $10,000 per month, plus 200,000 options at an exercise price of $2.3375 per share vesting over eighteen months. Also, a reserve of 50,000 options was established to be granted to his colleagues for their services. For the year ended December 31, 2002, the Company has paid $90,000 in consulting fees and recorded a stock compensation expense of $29,841 under this agreement. In addition, the Company has invested $50,000 in one of the venture capital investments affiliated with this outside advisor.

        The company has invested $500,000 at December 31, 2002, and $300,000 at December 31, 2001, included in "Other investments", Note 3, in a company that another scientific advisory board member is the Founder, Chairman and CEO.

  Agreements

        On June 25, 2002, DBGI Advisors entered into an Investment Advisory Agreement with InvestBio Opportunity Trust, to provide investment management and advisory services to the Mutual Fund for an advisory fee. DBGI Advisors also entered in to an Expense Limitation Agreement in which it agreed to waive its advisory fees and to reimburse the Mutual Fund's operating expenses so that the total annual fund operating expenses do not exceed 3% until October 28, 2003. For the year ended December 31, 2002, DBGI Advisors has reimbursed $263,605 of operating costs under this agreement, which is included in operating expenses. The Company has invested $100,000 in the Mutual Fund which is included in investment securities.

9      401(k) profit sharing plan

        The Company has adopted a 401(k) Profit Sharing Plan (the "401(k) Plan"). All employees of the Company who have attained the age of 21 are eligible to participate in the 401(k) Plan. The 401(k) Plan permits eligible employees to make voluntary contributions to the 401(k) Plan up to the maximum dollar limit set by law. To date there were no matching contributions made to the plan by the Company.

10    Litigation and possible regulatory action

        The NASD, the regulatory body that has primary jurisdiction over IP routinely conducts examinations and reviews of its member firms to determine if there are any violations of NASD rules and regulations. Consistent with that obligation, the NASD has been conducting an examination of IP. Several requests for documents have been received relating to numerous aspects of the Company's business, and a substantial quantity of documents has been produced. This process is continuing. In addition, the NASD has conducted a number of on-the record interviews of current and former IP employees. The NASD has scheduled additional on-the-record interviews of current and former IP employees. The NASD has scheduled additional on-the-record interviews of senior management. At the present time, no charges or violations of NASD rules or regulations, or of any securities laws, have been alleged or brought, and it is not known if charges will be brought against IP and/or current or former employees thereof in the future.

        The Company is currently named as a respondent in five separate NASD arbitrations and as a defendant in one New York State Supreme Court proceeding. The actions were brought by customers for loss of investments and damages and by former employees for damages. The Company has asserted counterclaims against the employees for damages and has received judgments in some cases for unpaid loans made to the employees. At this time, legal counsel is not able to form an opinion about the likely outcome of these cases. Management plans to aggressively defend these cases and has not made any provisions for losses at this time in the accompanying financial statements.

2,500,000 SHARES
COMMON STOCK

DIVERSIFIED BIOTECH HOLDINGS, INC.

PROSPECTUS

INVESTPRIVATE, INC.

Dealer Prospectus Delivery Obligation

Until                        , 2003, all dealers that effect transactions in these securities, whether or not participation in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

THE DATE OF THIS PROSPECTUS IS
[                        ]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The by-laws of Diversifed Biotech Holdings Corporation (the "Company") provide that the Company shall indemnify directors and officers of the Company. The pertinent section of Delaware General Corporation Law regarding indemnification of officers and directors is set forth below. In addition, upon effectiveness of this registration statement, management intends to obtain officers and directors liability insurance.

        See the second and third paragraphs of Item 28 below for information regarding the position of the Securities and Exchange Commission (the "Commission") with respect to the effect of any indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act").

        Section 102(b) (7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchase or redemption, or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Certificate of Incorporation contains such a provision.

        The Company's Certificate of Incorporation provides, pursuant to the authority granted by Section 145 of the Delaware General Corporation Law, that the Company indemnify directors and officers against expenses (including attorneys' fees) judgments, fines and suits or proceedings, whether civil, criminal, administrative or investigative, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. While the statue provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, shareholder vote, agreement or otherwise, neither the Company's Certificate of Incorporation nor Bylaws nor any other agreement contains additional indemnification provisions.

        "(1) INDEMNIFICATION OF DIRECTORS—A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is a party by reason of being or having been a director or officer of such corporation or body corporate, if,

  (a)
  he or she acted honestly and in good faith with a view to the best interests of the corporation; and

  (b)
  in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she has reasonable grounds for believing that his or her conduct was lawful."

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities offered hereby.

SEC registration fee	$1,725
NASD registration fee	2,000
AMEX listing fee	50,000
Printing and engraving	90,000
Accountants' fees and expenses	60,000
Legal fees	135,000
Transfer agent's fees and expenses	5,500
Underwriter's non-accountable expense allowance	375,000
Qualified Independent Underwriter fee	218,750
Directors' & Officer's liability insurance premium	100,000
Miscellaneous	62,025

Total	$1,100,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

        The securities described below represent our securities sold by us for the period starting July 2000 and ending July 2003 that were not registered under the Securities Act of 1933, as amended, all of which were issued by us pursuant to exemptions under the Securities Act. Underwriters were involved in none of these transactions.

Private Placements of Common Stock and Warrants for Cash

        On October 18, 2000, we issued to accredited investors an aggregate of 209,540 shares of our common stock at a price of $5.00 per share for an aggregate of $1,047,700. This offering was deemed to be exempt under Regulation D and Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Diversified Biotech Holdings Corporation or executive officers of Diversified Biotech Holdings Corporation, and transfer was restricted by Diversified Biotech Holdings Corporation in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment.

        On December 5, 2000, we issued to accredited investors an aggregate of 129,400 shares of our common stock at a price of $5.00 per share for an aggregate of $647,000. This offering was deemed to be exempt under Regulation D and Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Diversified Biotech Holdings Corporation or executive officers of Diversified Biotech Holdings Corporation, and transfer was restricted by Diversified Biotech Holdings Corporation in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment.

        On March 28, 2001, we issued to accredited investors an aggregate of 1,091,000 shares of our common stock at a price of $1.00 per share for an aggregate of $1,091,000. This offering was deemed to be exempt under Regulation D and Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Diversified Biotech Holdings Corporation or executive officers of Diversified Biotech Holdings Corporation, and transfer was restricted by Diversified Biotech Holdings Corporation in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment.

        On June 11, 2001, we issued to accredited investors an aggregate of 590,967 shares of our common stock at a price of $2.00 per share for an aggregate of $1,181,934. This offering was deemed to be exempt under Regulation D and Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Diversified Biotech Holdings Corporation or executive officers of Diversified Biotech Holdings Corporation, and transfer was restricted by Diversified Biotech Holdings Corporation in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment.

        On December 5, 2001, we issued to accredited investors an aggregate of 650,000 shares of our common stock at a price of $3.00 per share for an aggregate of $1,950,000. This offering was deemed to be exempt under Regulation D and Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Diversified Biotech Holdings Corporation or executive officers of Diversified Biotech Holdings Corporation, and transfer was restricted by Diversified Biotech Holdings Corporation in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment.

        On July 19, 2002, we issued to accredited investors an aggregate of 361,517 shares of our common stock at a price of $3.00 per share for an aggregate of $1,084,551. This offering was deemed to be exempt under Regulation D and Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Diversified Biotech Holdings Corporation or executive officers of Diversified Biotech Holdings Corporation, and transfer was restricted by Diversified Biotech Holdings Corporation in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment.

        On November 4, 2002, we issued to accredited investors an aggregate of 171,622 shares of our common stock at a price of $2.25 per share for an aggregate of $386,149. This offering was deemed to be exempt under Regulation D and Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Diversified Biotech Holdings Corporation or executive officers of Diversified Biotech Holdings Corporation, and transfer was restricted by Diversified Biotech Holdings Corporation in accordance with the requirements of the

Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment.

        On February 27, 2003, we issued to accredited investors an aggregate of 1,141,773 shares of our common stock at a price of $2.50 per share for an aggregate of $2,854,432. This offering was deemed to be exempt under Regulation D and Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Diversified Biotech Holdings Corporation or executive officers of Diversified Biotech Holdings Corporation, and transfer was restricted by Diversified Biotech Holdings Corporation in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment.

Sales of Debt and Warrants for Cash

        None

Option Grants Under Stock Option Plans

        The below-referenced offerings were deemed to be exempt under Regulation D and Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, business associates of Diversified Biotech Holdings Corporation or executive officers of Diversified Biotech Holdings Corporation, and transfer was restricted by Diversified Biotech Holdings Corporation in accordance with the requirements of the Securities Act of 1933.

Date of Grant	Category	Strike Price	Options Outstanding
04/15/99	Board of Directors	$3.85	75,000
06/07/99	Board of Directors	$3.85	100,000
06/07/99	Employee	$3.85	5,000
10/07/99	Employee	$3.85	3,333
01/01/00	Board of Advisors	$5.50	5,000
01/01/00	Consultants	$4.88	50,000
01/01/00	Consultants	$5.50	1,000
01/01/00	Board of Advisors	$5.50	15,000
01/11/00	Employee	$5.50	10,000
03/06/00	Employee	$5.50	8,333
03/20/00	Employee	$3.85	65,000
04/15/00	Board of Directors	$3.85	75,000
05/01/00	Employee	$5.50	10,000
05/10/00	Employee	$5.50	2,083
05/15/00	Employee	$5.50	2,500
06/06/00	Employee	$5.50	25,000
06/19/00	Employee	$5.50	10,000
09/01/00	Employee	$5.50	1,000
11/03/00	Severance	$5.50	9,167
11/06/00	Employee	$3.85	125
11/06/00	Employee	$5.50	5,000
11/27/00	Employee	$5.50	33,333

11/29/00	Severance	$5.00	2,167
12/05/00	Employee	$5.50	500
01/01/01	Board of Advisors	$3.85	5,000
01/03/01	Severance	$5.50	50
01/15/01	Board of Directors	$1.10	41,422
01/15/01	Employee	$1.10	25,000
01/25/01	Board of Directors	$1.10	40,000
01/31/01	Severance	$3.85	10,269
01/31/01	Severance	$5.50	7,442
02/01/01	Employee	$3.85	6,667
02/20/01	Employee	$3.85	15,000
02/22/01	Employee	$3.85	1,042
03/13/01	Employee	$3.85	500
03/28/01	Employee-incentive	$1.10	59,600
03/29/01	Employee	$3.85	20,000
03/30/01	Board of Advisors	$3.85	10,000
04/06/01	Employee	$3.85	52,083
04/15/01	Board of Directors	$2.20	75,000
04/19/01	Employee	$3.85	30,000
05/10/01	Employee	$3.85	833
05/29/01	Employee	$3.30	10,000
06/01/01	Board of Advisors	$3.30	5,000
06/01/01	Board of Directors	$1.10	372,798
06/10/01	Employee	$2.20	60,000
06/11/01	Board of Directors	$2.20	59,100
06/11/01	Employee-incentive	$2.20	27,650
06/20/01	Employee	$3.30	100,000
06/20/01	Employee	$3.85	15,000
06/20/01	Employee	$3.30	5,000
07/11/01	Employee	$3.85	10,000
07/18/01	Employee	$3.30	200,000
08/13/01	Employee	$3.30	10,000
08/23/01	Employee	$3.30	500
08/25/01	Employee	$3.30	500
09/04/01	Employee	$4.40	30,000
09/10/01	Employee	$4.40	100,000
09/28/01	Board of Advisors	$3.30	3,000
09/30/01	Board of Advisors	$4.40	25,000
09/30/01	Consultants	$4.40	25,000
10/05/01	Employee	$4.40	6,667
10/22/01	Employee	$4.40	200
11/21/01	Employee	$4.40	25,000
12/17/01	Consultants	$4.40	5,000
01/01/02	Employee	$4.40	10,000
01/01/02	Employee	$4.40	75
01/03/02	Employee	$4.40	10,000
01/16/02	Employee	$4.40	20,000
04/15/02	Board of Directors	$3.30	75,000
04/22/02	Employee	$4.40	5,000
04/25/02	Employee	$4.40	10,000

04/25/02	Employee-incentive	$4.40	30,000
06/01/02	Board of Advisors	$3.30	5,000
06/27/02	Employee	$4.40	10,000
07/01/02	Employee	$3.30	10,000
07/24/02	Board of Advisors	$3.30	3,000
07/26/02	Employee	$4.40	3,000
07/31/02	Employee-incentive	$3.30	50,000
09/30/02	Employee	$4.40	2,000
10/24/02	Employee	$4.40	1,000
11/18/02	Employee-incentive	$2.75	10,000
11/19/02	Employee-incentive	$2.75	20,000
12/15/02	Board of Advisors	$2.75	125,000
12/15/02	Employee	$2.75	200,000
01/01/03	Board of Directors	$2.75	300,000
01/01/03	Employee	$2.75	200,000
01/02/03	Employee	$2.75	10,000
01/06/03	Employee	$2.75	10,000
01/15/03	Consultants	$2.75	3,000
01/31/03	Employee-incentive	$2.75	10,000

Issuances of Stock for Services or in Satisfaction of Obligations

        The below-referenced offerings were deemed to be exempt under Regulation D and Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, business associates of Diversified Biotech Holdings Corporation or executive officers of Diversified Biotech Holdings Corporation, and transfer was restricted by Diversified Biotech Holdings Corporation in accordance with the requirements of the Securities Act of 1933.

        On August 23, 2002, we issued 5,000 shares of common stock to a graphic designer in consideration of $15,000 of services rendered.

        On October 19, 2002, we issued 3,840 shares of common stock to Mr. James Leinweber as per a settlement agreement in consideration of $9,600.

        On October 21, 2002, we issued 50,000 shares of common stock to Mr. Ralph Rybacki as per a settlement agreement in consideration of $150,000.

        On October 28, 2002, we issued 18,000 shares of common stock to Mr. Barry Saxe as per a settlement agreement in consideration of $45,000.

ITEM 27. EXHIBITS

Exhibit No.	Description
UNDERWRITING DOCUMENTS
1.1	Underwriting Agreement*
1.2	Underwriting Warrant*
2.1	ARTICLES OF INCORPORATION AND BYLAWS
3.1	Articles of Incorporation*
3.2	Bylaws*
INSTRUMENTS DEFINING RIGHTS OF SECURITY HOLDERS
4.1	Common Stock Specimen*
OPINION REGARDING LEGALITY
5.1	Sichenzia Ross Friedman Ference LLP Opinion and Consent (filed herewith).
MATERIAL CONTRACTS
10.1	Lease*
10.2	Employment Agreement*
CONSENTS OF EXPERTS AND COUNSEL
23.1	Consent of independent auditors (filed herewith).
23.2	Consent of legal counsel (see Exhibit 5).

*
To be filed by amendment.

ITEM 28. UNDERTAKINGS

        The undersigned Registrant hereby undertakes:

  (1)
  To file a post-effective amendment to this Registration Statement during any period in which offers or sales are being made:

  (i)
  to include any Prospectus required by Section 10(a)(3) of the Securities Act;

  (ii)
  to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S)230.424(b) of this Chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

    (iii)
    to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement of any material change to such information in the Registration Statement.

  (2)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

  (3)
  To provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

  (4)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5)
  That, insofar as indemnification for liabilities arising from the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (6)
  That, for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

SIGNATURES

        Pursuant to the requirements of the Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of New York on July 21, 2003.

DIVERSIFIED BIOTECH HOLDINGS CORPORATION
By:	/s/ SCOTT L. MATHIS Scott L. Mathis Chief Executive Officer
By:	/s/ TIM HOLDERBAUM Tim Holderbaum Comptroller (Principal Accounting Officer)

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Scott L. Mathis, or either of them, his true and lawful attorney-in-fact and agent, acting alone, with full powers of substitution and re substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, any Amendments thereto and any Registration Statement of the same offering which is effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        In accordance with the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ SCOTT L. MATHIS Scott L. Mathis	Chief Executive Officer, and Chairman of the Board (principal executive officer)	July 21, 2003
/s/ JULIAN BEALE Julian Beale	Director	July 21, 2003
/s/ PETER LAWRENCE Peter Lawrence	Director	July 21, 2003
/s/ TIM HOLDERBAUM Tim Holderbaum	Comptroller (Principal Accounting Officer)	July 21, 2003

QuickLinks

Prospectus Summary
Risk Factors
Use Of Proceeds
Dividend Policy
Dilution
Capitalization
Selected Financial Data
Management's Discussion and Analysis of Financials Condition and Results of Operations
Business
Management
Transactions Involving Officers, Directors And Principal Shareholders
Security Ownership Of Management And Certain Beneficial Owners
Description Of Capital Stock
Shares Eligible For Future Sale
Underwriting
Legal Matters
Experts
Where To Find More Information
INDEPENDENT AUDITOR'S REPORT
DIVERSIFIED BIOTECH HOLDINGS CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
DIVERSIFIED BIOTECH HOLDINGS CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
DIVERSIFIED BIOTECH HOLDINGS CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
DIVERSIFIED BIOTECH HOLDINGS CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
DIVERSIFIED BIOTECH HOLDINGS CORPORATION AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2002 AND 2001
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS
  ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
  ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES
  ITEM 27. EXHIBITS
  ITEM 28. UNDERTAKINGS
SIGNATURES
POWER OF ATTORNEY